Exhibit 2.1

EXECUTION COPY

SHARE SALE AND PURCHASE AGREEMENT

between

inter alia

Åkers Holding AB

(as Seller)

and

Ampco-Pittsburgh Corporation

(as Buyer)

1.	Background	1

2.	Definitions	2

3.	Sale and purchase of the Transferred Shares	19

4.	Purchase Price	19

5.	Conditions to Closing	22

6.	Seller’s covenants	24

7.	Closing	27

8.	Purchase Price adjustment	30

9.	Buyers’ covenants	32

10.	Warranties of Seller	33

11.	Warranties of Buyers	49

12.	Altor’s Warranties	52

13.	Seller’s indemnification and limitation of liability	53

14.	Specific indemnifications	59

15.	Conduct of Third Party Claims	60

16.	Buyers’ indemnification	62

17.	Altor’s indemnification	63

18.	Restrictions on Seller	64

19.	Tax Matters	65

20.	Announcements and confidentiality restrictions	69

21.	Miscellaneous	69

22.	Disputes and governing law	71

23.	Seller’s Representative	72

Schedules

Schedule 1.3	R&W Insurance
Schedule 1.5	Restructuring
Schedule 2.1(a)	Accounts
Schedule 2.1(b)	Acquired Companies
Schedule 2.1(c)	Post-closing adjustment
Schedule 2.1(d)	Data Room Documents
Schedule 2.1(e)	Excluded Warranties
Schedule 2.1(f)	NOLs
Schedule 2.1(g)	Pro Forma Accounts
Schedule 2.1(h)	Transaction Bonuses
Schedule 4.2.1(a)(i)	Form for Estimated Net Working Capital
Schedule 4.2.1(a)(ii)	Form for Estimated Cash
Schedule 5.2(a)	Certain conditions to Closing
Schedule 5.2(e)	Amount of Excluded Loss

Schedule 6.1(y)	Specified covenants of Seller
Schedule 6.5	Surviving Liabilities
Schedule 6.6.2	Requirement for Carve-Out Audited Financial Statements
Schedule 7.3.2(g)	R&W Insurance invoice
Schedule 9.3	Commitments
Schedule 9.5	Engineering study
Schedule 10.3.3	Joint ventures, consortiums and partnerships
Schedule 10.3.8	Insolvency
Schedule 10.4.6	Receivables
Schedule 10.4.9(e)	Material Contracts
Schedule 10.5.1	Tax filings
Schedule 10.5.2	Tax deductions and withholdings
Schedule 10.5.8	Transfer pricing documentation
Schedule 10.6.1	Key Employees
Schedule 10.6.2	Incentive schemes
Schedule 10.6.4	Collective bargaining and trade union agreements
Schedule 10.6.9	PRI
Schedule 10.7.1	Real property
Schedule 10.7.2	Encumbrances on real property
Schedule 10.7.4	Leased real property
Schedule 10.8.1	Registered Intellectual Property Rights
Schedule 10.8.2	Used Intellectual Property Rights
Schedule 10.9.2	Encumbrances on other assets
Schedule 10.10	Inventory
Schedule 10.11.5	Change of control
Schedule 10.12.7	Remedial Actions
Schedule 10.12.8	Pollution, contamination and hazardous substances
Schedule 10.14.4	Disputes
Schedule 10.14.6	Product guarantees, warranties and indemnities
Schedule 10.15.1	Contracts with Seller
Schedule 10.15.2	Intra-group indebtedness and guarantees
Schedule 10.17.5	Seller’s Sanctions
Schedule 13.2.3	Buyers’ Knowledge
Schedule 14.1.1(b)	Specific indemnities
Schedule 14.3.1	Specific environmental issues
Exhibits
Exhibit A	Notes
Exhibit B	Converting Note
Exhibit C	Note Sale and Purchase Agreement
Exhibit D	Shareholder Support Agreement

SHARE SALE AND PURCHASE AGREEMENT

This share sale and purchase agreement (the “Agreement”) has been made on December 2, 2015 by and between:

1.	Altor Fund II GP Limited, a company duly incorporated and organized under the laws of Jersey, having its principal office at 11-15 Seaton Place, St Helier, Jersey JE4 0QH Channel Islands, as general partner of Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership, Altor Fund II (No. 3) Limited Partnership and as investment manager to Altor Fund II (No. 4) Limited (“Altor”);

2.	Åkers Holding AB, a company limited by shares incorporated in Sweden under company registration number 556754-1585 having its principal office at 647 83 Åkers Styckebruk, Sweden (“ÅHAB” or “Seller”);

3.	Ampco-Pittsburgh Corporation, a Pennsylvania corporation, having its principal office at 726 Bell Avenue, Suite 301, P.O. Box 457, Carnegie, PA 15106, USA, or any of its Affiliates it may designate (“Ampco” or the “Buyer”); and

4.	Ampco UES Sub, Inc., a Delaware corporation, having its principal office at 103 Foulk Road, Suite 202, Wilmington, Delaware 19803, USA (“US Buyer”).

Buyer and the US Buyer are below jointly referred to as Buyers. Buyers, Altor and Seller are jointly referred to as the “Parties”. Other capitalized terms in this Agreement shall have the meaning ascribed to them in Clause 2 (Definitions) and all capitalized terms shall be equally applicable to the singular and plural forms of such terms. Unless otherwise stated, the term “including” means “including without limitation”.

1.	Background

1.1	Åkers AB is a company limited by shares incorporated in Sweden under company registration number 556153-4792 (“ÅAB”). The Transferred Business comprises manufacturing and sales of cast and forged steel rolls and related products and services for the steel industry.

1.2	Seller owns all 1,400,000 shares in ÅAB equal to the entire issued, paid and registered share capital in ÅAB (the “ÅAB Shares”). Following the Restructuring, Seller will own all 1,000,000 shares (the “ÅSAB Shares”) in Åkers Sweden AB, a company limited by shares incorporated in Sweden under company registration number 556031-8080 (“ÅSAB”), all 3,000 shares (the “RTI Shares”) in Rolls Technology Inc., a Delaware corporation in the United States (“RTI”) and one share (“Åkers Slovenia Share”) in Åkers Valji Ravne d.o.o. (“Åkers Slovenia”), a private limited liability company incorporated in Slovenia.

1.3	Buyers have arranged for a representation and warranties insurance in the name of Buyers on the terms and conditions set forth in Schedule 1.3 (“R&W Insurance”).

1.4	Buyers have agreed to purchase, directly or indirectly, the Transferred Shares and procure repayment of the Bank Pay-Off Amount (as adjusted in accordance with Clause 8) as repayment of bank debt on behalf of ÅAB. Seller, Buyers and SHB have agreed that the Cash Purchase Price (as defined below) shall be paid by Buyer to SHB and that the Converting Note and the Notes (each as defined below) shall be issued by Buyer to SHB, in each case as repayment of bank debt on behalf of Seller. Pursuant to the terms of the Note Sale and Purchase Agreement (as defined below), SHB will then immediately endorse and transfer the Altor Note and the Converting Note to Altor and the Converting Note will then automatically convert into the Consideration Shares (as defined below). Altor and SHB have agreed to allocate the Bank Pay-Off Amount (as adjusted in accordance with Clause 8), Cash Purchase Price, Consideration Shares and Notes (as adjusted in accordance with Clause 8) and the liability under the Seller’s Warranties between themselves in accordance with a separate agreement.

1.5	Prior to Closing, Seller will effect a restructuring (the “Restructuring”) designed to divest from the Acquired Companies all those assets and liabilities not included in the Transferred Business (such assets and liabilities, together with any other assets, liabilities, or businesses of Seller and its other Affiliates, the “Excluded Business”), and to transfer to the Acquired Companies certain assets of Seller and certain of its other Subsidiaries or Affiliates that are used in or otherwise related to the Transferred Business, all as described in more detail on Schedule 1.5.

1.6	Seller desires to sell and Buyers desire to buy, directly or indirectly, the Transferred Shares on the terms and conditions set forth in the Agreement.

2.	Definitions

2.1	In the Agreement:

“Accounting Principles”	means Sweden’s Annual Accounts Act (Sw. årsredovisningslagen), the Swedish Bookkeeping Board’s general advice BFNAR 2012:1 Annual Reports and Group Annual Reports (K3) including the related accounting principles and the accounting rules, policies, practices, procedures, assessments and methods applied by Seller’s Group in the Accounts and in the underlying accounting of Seller’s Group based on which the Accounts have been prepared.

“Accounts”	means the audited statutory consolidated annual accounts for Seller’s Group for the financial year ending on the Accounts Date, set forth in Schedule 2.1(a).

“Accounts Date”	means December 31, 2014.

“Acquired Companies”	means each of ÅAB, ÅSAB, RTI, Åkers Slovenia and each of their respective Subsidiaries and Affiliates as of the date US Buyer acquires the ÅAB Shares, the ÅSAB Shares, the Åkers Slovenia Share, and the RTI Shares as listed in Schedule 2.1(b).

“Acquired Companies Shares”	means the shares in the respective Acquired Company equal to the entire issued, paid and registered share capital in the Acquired Companies.

“Adjustment Date”	means the date on which the process described in Clause 3, Part 1 of Schedule 2.1(c) for the preparation of the Closing Statement is complete.

“Affiliate”	of any Person means any other Person, from time to time, controlling, controlled by or under common control with such first-mentioned Person, whereby “control” for this purpose means the ability, directly or indirectly, to direct the direction of the management or policies of a Person, whether through ownership or otherwise, and the term “controlling” shall have a meaning correlative to the foregoing.

“Agreement”	has the meaning ascribed to it in the introductory paragraph.

“Aggregate Initial Principal Balance”	has the meaning ascribed to it in Clause 4.2.1(b).

“Altor”	has the meaning ascribed to it in the introductory paragraph.

“Altor Fund II”	means Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership, Altor Fund II (No. 3) Limited Partnership and Altor Fund II (No. 4) Limited.

“Altor Note”	means the promissory note in the principal amount notified by Seller or Altor in accordance with Clause 4.2.1(b) issued by Buyer to SHB on Closing on the terms and conditions set forth in Exhibit A.

“Altor’s Warranties”	has the meaning ascribed to it in Clause 12.

“Ampco”	has the meaning ascribed to it in the introductory paragraph.

“Ampco Common Stock”	means Ampco’s shares of Common Stock, par value $1.00 per share.

“Ampco SEC Documents”	has the meaning ascribed to it in Clause 11.2.1.

“Anti-Bribery Laws”	means any laws, rules, regulations concerning bribery, corruption or similar activities in any jurisdiction, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977, as amended and the United Kingdom’s Bribery Act of 2010, applicable from time to time to the Acquired Companies.

“Applicable Ampco Stock Price”	means the arithmetic mean over 20 consecutive Trading Days of the daily volume weighted average price of the Ampco Common Stock on the New York Stock Exchange (the “NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the ten (10) consecutive Trading Days prior to the date of this Agreement, and each of the ten (10) consecutive Trading Days after the date of this Agreement. For purposes of this Agreement, “Trading Day” shall mean a day on which shares of Ampco Common Stock are traded on the NYSE.

“Appointment Notice”	has the meaning ascribed to it in Clause 3.2, Part 1 of Schedule 2.1(c).

“Assets”	means the assets and properties of the Acquired Companies to the extent used in the Transferred Business.

“Associated Person”	means in relation to each Acquired Company, any officer, employee, joint venture, agent, or other third party representative who performs services for any of the Acquired Companies or on its own behalf, and in respect of whose actions or inactions any of the Acquired Companies may be liable under Anti-Bribery Laws.

“Associated Buyer Person”	means in relation to each Buyer and each Buyers’ Affiliate, any officer, employee, joint venture, agent, or other third party representative who performs services for any of Buyers or any Buyers’ Affiliate or on its own behalf, and in respect of whose actions or inactions any of Buyers or any Buyers’ Affiliate may be liable under Anti-Bribery Laws.

“Bank Account”	means such bank account notified by Seller to Buyers no later than five (5) Business Days prior to the Closing Date.

“Bank Pay-Off Amount”	has the meaning ascribed to it in Clause 4.2.3.

“Bid Value”	has the meaning ascribed to it in Clause 4.1.1.

“Bring-Down Certificate”	has the meaning ascribed to it in Clause 6.4.

“Bring-Down of Disclosures”	means a review of Seller’s Warranties with Fredrik Strömholm, Johan Blomquist, Martin Ivert, Anders Ullberg, Claes Ahrengart, Sven Bäckström and Guido Jeifetz immediately prior to the Closing Date to identify any facts or circumstances (relating to the period between the date of this Agreement and the Closing Date) constituting a breach of any of Seller’s Warranties, as required by the R&W Insurance Company.

“Business Day”	means a day, excluding any Saturday, Sunday and public holiday, when commercial banks are open for general banking business (other than over the Internet or telephone only) in Sweden and in the USA.

“Buyers”	have the meaning ascribed to it in the introductory paragraph.

“Buyers’ Disagreement Notice”	has the meaning ascribed to it in Clause 3.3, Part 1 of Schedule 2.1(c).

“Buyers’ Knowledge”	has the meaning ascribed to it in Clause 13.2.3.

“Buyers’ Warranties”	has the meaning ascribed to it in Clause 11.

“Carve-Out Audited Financial Statements”	has the meaning ascribed to it in Clause 6.6.1.

“Cash”

means the amount in SEK calculated as set out in Schedule 4.2.1(a)(ii).

The amounts of all “Cash” items with respect to Shanxi Åkers TISCO Roll Co. Ltd., Taiyan (China JV) shall each be multiplied by 0.60 before being aggregated. For the avoidance of doubt “Cash” shall include all of Acquired Companies’ cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organization) and their cash equivalents (i.e. having a maturity of ninety (90) days or less), including any and all interest accrued thereon (but excluding for the avoidance of doubt any cash of the Acquired Companies that is not or cannot be made immediately available in full, e.g., cash on deposit with third parties that cannot be withdrawn from such deposit without restrictions or obligations to substitute therefore (including any amounts set aside or deposited for the payment of Taxes), other form of collateral or credit support, and similarly “trapped cash” including cash of any Acquired Company that cannot be distributed free of withholding Taxes).

“Cash Amount”	has the meaning ascribed to it in Clause 4.1.2(a).

“Cash Purchase Price”	has the meaning ascribed to it in Clause 4.2.2.

“Closing”	means the consummation of the sale and purchase of the Transferred Shares, including the transfer of full ownership of the Transferred Shares, and other actions to be taken pursuant to Clause 7.

“Closing Date”	means the last Business Day of the month in which the conditions set forth in Clause 5 are fulfilled (or waived), provided that if such date is not at least three (3) Business Days after fulfilment (or waiver) of all conditions set forth in

Clause 5 then the Closing Date shall be the last Business Day of the following month (or such other date as the Parties may agree on in writing), being the date on which Closing shall take place.

“Closing Cash”	means the Cash as shown in the Closing Statement.

“Closing Net Working Capital”	means the Net Working Capital as shown in the Closing Statement.

“Closing Statement”	means the statement set out in Part 2 of Schedule 2.1(c).

“Code”	means the United States Internal Revenue Code of 1986, as amended.

“Commitments”	has the meaning ascribed to it in Clause 9.3.

“Confidential Information”	has the meaning ascribed to it in Clause 18.4.

“Consideration Shares”	has the meaning ascribed to it in Clause 4.1.2(b).

“Contract”	means any agreement, contract, obligation, undertaking, commitment, lease, purchase order, sale order, bid, proposal, letter of intent, comfort letter, service arrangement, understanding or offer which any Acquired Company is a party to or is bound by, whether written or oral, or explicit or implicit.

“Converting Note”	means the converting note issued by Buyer on Closing which upon endorsement and transfer by SHB to Altor, in accordance with the terms of the Note Sale and Purchase Agreement, automatically will convert, without any action by any person or entity, into the Consideration Shares on the terms and conditions set forth in Exhibit B.

“Data Room Documents”	means an image of the documents and information made available to Buyers and their advisors in the course of the due diligence (including the Q&A Log) and provided in the virtual data room for Project Newark hosted by Merrill Corporation as of 9:30 pm (CET) on the Business Day prior to the date of the Agreement, a DVD copy of which image is (or will be as soon as reasonably possible following the date of the Agreement) attached hereto as Schedule 2.1(d) made available to Buyers and their advisors in the course of the due diligence.

“Debtors”	mean ÅHAB and ÅAB.

“Draft Closing Statement”	has the meaning ascribed to it in Clause 8.1.

“Encumbrance”	means any claim, mortgage, charge, pledge, lien, option, hypothecation, usufruct, retention of title, condition regarding prior consent (Sw. samtyckesförbehåll), right of first refusal (Sw. förköpsrätt), pre-emption right (Sw. hembud) or other third party right or security interest of any kind or a Contract to create any of the foregoing.

“Environmental Laws”	means all (according to civil, criminal, common and administrative laws) acts, ordinances, regulations, statutes, guidelines and other laws which relates to people’s and other living creature’s health or safety, the environment, including air water, and land, work conditions or the generating, use, transportation, storage, release or disposal of hazardous or toxic substances, wastes, or chemicals, and the similar in effect on Closing Date.

“Environmental Permits”	means all permits, licenses, consents, notifications, exemptions, waivers, authorizations, other approvals and the similar relating to Environmental Laws.

“Estimated Cash”	has the meaning ascribed to it in Clause 4.2.1(a)(ii).

“Estimated Net Working Capital”	has the meaning ascribed to it in Clause 4.2.1(a)(i).

“Exchange Rate”	means the exchange rates specified at www.oanda.com.

“Excluded Business”	has the meaning ascribed to it in Clause 1.5.

“Excluded Loss”	means any Loss relating to or arising out of (a) the Restructuring (including for the avoidance of doubt (i) liquidation of Åkers France and any compensation payable to any previous or existing employee of Åkers France, (ii) any environmental issues related to Åkers France, and (iii) the conduct of business in any Sanctioned Country), including any Taxes attributable to or arising from the Restructuring (including all Transfer Taxes and payroll Taxes attributable to or arising from the Restructuring); (b) any Taxes and Losses attributable to or arising from a lender’s waiver or cancellation, in connection with the Restructuring or the transactions contemplated by this Agreement, of debt existing during some or all of the Pre-Closing Tax Period in relation to an Acquired Company; (c) any business, ownership, or operation of Seller or the Acquired Companies other than the Transferred Business; (d) companies, businesses, and properties divested, sold, or dissolved prior to Closing; (e) manufacturing facilities closed before Closing; (f) any Unpaid Transaction Expenses (including any Taxes and Losses attributable to the payment of the Transaction Bonuses) which have not been deducted from the Bank Pay-Off Amount in accordance with Clause 4.2.3(c); (g) any guarantees, indemnities and other obligations given or incurred by the Acquired Companies in favor of Åkers France; (h) any Tax and Losses attributable to required changes in Accounting Principles or methods of accounting for Tax purposes by reason of the Restructuring; or (i) the excess of the cost for purchasing insurance from Alecta pensionsförsäkring, ömsesidigt over the liability recorded in the books of the Acquired Companies in relation to pension liabilities guaranteed by Försäkringsbolaget PRI Pensionsgaranti (“PRI”) as a result of PRI not approving of the guarantee to be issued on Closing by US Buyer or, at PRI’s request, by Ampco or its Affiliates, such guarantee on no less favorable terms and conditions than the current guarantee issued by Seller, but excluding, in each case, (x) any effects on Buyers or the Acquired Companies relating to or arising out of any loss of synergies, revenues or profits from the Excluded Business as a result of the Restructuring or the transactions contemplated by this Agreement, and (y) the payment in the amount of EUR 600,000 in relation to the divestment of the manufacturing facilities of Åkers Sedan S.A.S.. For the avoidance of doubt, environmental issues not related to Åkers France are excluded from Excluded Loss.

“Excluded Warranties”	means the Seller’s Warranties set forth in Schedule 2.1(e).

“Existing Facilities”	means the facilities made available to the Debtors pursuant to the facilities agreement entered into between, inter alios, the Debtors and SHB, dated 2 July 2008 (as amended and restated on 15 February 2010, 21 December 2011 and 20 December 2012, as supplemented on 20 December 2013, as amended and restated on 1 April 2014, as amended by a side letter dated 23 July 2015, as amended and restated on 18 September 2015 and as further amended and/or amended and restated from time to time) and any documents ancillary thereto.

“FIRPTA Certificate”	has the meaning ascribed to it in Clause 7.3.1(k).

“Fundamental Warranties”	has the meaning ascribed to it in Clause 13.1.3(a).

“Intellectual Property Rights”	means all inventions, patents, trademarks, trade names, logos, domain names, copyrights, design rights, design trademarks, utility models, database rights, trade secrets, know-how and other intellectual property rights, including, where any such rights are obtained or enhanced by registration, all registrations of such rights and applications and rights to apply for such registrations, in any jurisdiction.

“Inventory”	has the meaning ascribed to it in Clause 10.10.

“Key Employees”	means the persons set forth in Schedule 10.6.1.

“Long Stop Date”	means February 29, 2016 unless the UK Competition and Markets Authority (“CMA”) initiates a Phase II investigation in which case it shall mean fifteen (15) Business Days after CMA’s decision following the Phase II investigation.

“Loss”	means any direct loss, claim, deficit, damage, penalty, fine, cost, Tax, liability, expense or the similar and any reasonably foreseeable indirect loss, claim, deficit, damage, penalty, fine, cost, Tax, liability, expense or the similar incurred by a Buyer and/or any Acquired Company, excluding for the avoidance of doubt losses relating to liabilities or costs incurred or profits or revenues lost, under the Buyers’ or their Affiliates’ existing contracts or under contracts that the Buyers or their Affiliates expect to, or will, enter into with any Person.

“Marks”	means Names that include (in whole or in part) the term “Åkers” or the “Åkers” design (logotype) or any derivative thereof or any other Name which is confusingly similar thereto or dilutive thereof.

“Material Adverse Effect”	means an event or occurrence that has had a material adverse effect on the business, financial condition, trading or results of operation of the Acquired Companies (taken as a whole), provided, however, that in no event shall any such effect arising out of any of the following events constitute a Material Adverse Effect: (i) effects resulting from changes in the global economy generally; (ii) effects resulting from changes in the economy of any of the Acquired Companies’ respective jurisdictions; (iii) effects resulting from an Acquired Company’s industry generally; (iv) effects resulting from the transactions contemplated by this Agreement; or (v) effects on Buyers or the Acquired Companies relating to or arising out of any loss of synergies, revenues or profits from the Excluded Business as a result of the Restructuring or any Excluded Loss.

“Material Contracts”

means all Contracts which are material to an Acquired Company or to the Acquired Companies or to the business of an Acquired Company or to the Acquired Companies including without limitation of the following:

(i) any Contract having a longer term than one year and which cannot be terminated by the relevant Acquired Company with a maximum of three months’ notice, without cost or compensation and without triggering the right to damages or contractual penalties or the similar;

(ii) any Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by any Acquired Company of an amount in excess of USD 250,000;

(iii) any Contract relating to the borrowing of money or to mortgaging, pledging shares on any of the Acquired Companies, or otherwise placing an encumbrance on any of the material Assets; and

(iv) any joint venture or partnership Contract of any Acquired Company or any other Contract providing for the sharing of any profits by any Acquired Company.

“Names”	means names, trademarks, service marks, business names, company names, corporate names, logos, insignia, slogans, emblems, symbols, designs, URLs or domain names.

“Net Working Capital”

means the amount in SEK equal to Acquired Companies’ aggregate net working capital calculated as set out in Schedule 4.2.1(a)(i).

Notwithstanding the foregoing, the amounts of all “Net Working Capital” items with respect to Shanxi Åkers TISCO Roll Co. Ltd., Taiyuan (China JV) shall each be multiplied by 0.60 before being added or subtracted, respectively, in the calculation of Net Working Capital. When calculating Net Working Capital any amounts taken into account in the calculation of Cash or the Unpaid Transaction Expenses shall be excluded. In the calculation of Net Working Capital, accounts/trade receivables in ÅAB shall exclude accounts/trade receivables related to Åkers

France and accounts/trade payables in ÅAB shall exclude accounts/trade payables related to Åkers France. Accounts/trade receivables and payables in all other entities related to Åkers France shall be included.

“NOLs”	means the net operating losses remaining in ÅSAB and ÅSR immediately following Closing in the amount of at least SEK 141,545,108 as detailed in Schedule 2.1(f).

“non-Seller’s Group Tax Return”	has the meaning ascribed to it in Clause 19.1.

“Normalized Net Working Capital”	means SEK 220,000,000.

“Note Sale and Purchase Agreement”	means the Note Sale and Purchase Agreement to be entered into between Ampco, Altor and SHB in relation to the issue by Ampco to SHB of the Converting Note set forth in Exhibit C.

“Notes”	means the Altor Note and the SHB Note.

“Notice”	has the meaning ascribed to it in Clause 21.6.

“Inventory”	has the meaning ascribed to it in Clause 10.10.

“Owned Intellectual Property Rights”	has the meaning ascribed to it in Clause 10.8.2.

“Party” and “Parties”	has the meaning ascribed to it in the introductory paragraph.

“Permits”	means all permits, licenses, consents, notifications, exemptions, waivers, authorizations, other approvals and the similar.

“Person”	means any individual, legal entity, partnership, governmental authority, court or any other entity having legal personality.

“Post-Closing Tax Period”	means with respect to any Acquired Company, (a) any Tax period starting after the Closing Date with respect to such Acquired Company, and (b) with respect to a Tax period that commences before but ends after such Closing Date, the portion of such period beginning on the day after the applicable Closing Date.

“Pre-Closing Tax Period”	means with respect to any Acquired Company, (a) any Tax period ending on or before the Closing Date with respect to such Acquired Company, and (b) with respect to a Tax period that commences before but ends after such Closing Date, the portion of such period up to and including the applicable Closing Date.

“Preliminary Purchase Price”	means USD 62,500,000.

“Pro Forma Accounts”	means the unaudited combined statement of profit and loss for the Acquired Companies relating to the period from 1 January 2015 up and until the Pro Forma Accounts Date and the unaudited combined statement of the balance sheet for the Acquired Companies as of the Pro Forma Accounts Date reflecting the financial position in the Acquired Companies set forth in Schedule 2.1(g).

“Pro Forma Accounts Date	means 30 September 2015.

“Purchase Price”	means the sum of (i) the Cash Amount, (ii) the sum of the Consideration Shares multiplied by the Applicable Ampco Stock Price and (iii) the Aggregate Initial Principal Balance of the Notes as adjusted in accordance with Clause 8.

“Recent SEC Reports”	has the meaning ascribed to it in Clause 11.

“Remedial Action”	means any material investigations, monitoring, prevention, cleaning up, removal, response or similar required pursuant to any Environmental Law in relation to the use of any property prior to Closing.

“Remedies”	has the meaning ascribed to it in Clause 5.5.

“Reporting Accountants”	means the firm of accountants referred to in Clause 3.3, Part 1 of Schedule 2.1(c).

“Restructuring”	has the meaning ascribed to it in Clause 1.5.

“RTI”	has the meaning ascribed to it in Clause 1.2.

“RTI Shares”	has the meaning ascribed to it in Clause 1.2.

“RTI Tax Return”	has the meaning ascribed to it in Clause 19.1.4.

“R&W Insurance”	has the meaning ascribed to it in Clause 1.3.

“R&W Insurance Company”	means Allied World Assurance Company (Europe) Limited.

“R&W Insurance Premium Amount”	means the insurance premium set out in the R&W Insurance.

“Sanctions”	means economic, financial and/or trade sanctions pursuant to sanction lists issued from time to time by the US, the United Nations, United Kingdom or the European Union.

“Sanctioned Country”	means Cuba and Iran.

“Sanctioned Country Government”	means any government of a Sanctioned Country, even if such government is not identified on a list of Sanctioned Persons.

“Sanctioned Person”	means any Person subject to Sanctions, or any entity owned or controlled directly or indirectly by a Sanctioned Person, and shall include a Sanctioned Country Government.

“SCC Institute”	has the meaning ascribed to it in Clause 22.1.

“SEK”	means the currency Swedish kronor.

“Seller’s Disagreement Notice”	has the meaning ascribed to it in Clause 3.2, Part 1 of Schedule 2.1(c).

“Seller’s Group”	means any consolidated, combined or unitary group of which an Acquired Company, on the one hand, and ÅHAB or any of its Affiliates (excluding the Acquired Companies, Altor and SHB) are members for US federal, state, local or foreign Tax purposes.

“Seller’s Group Tax Return”	means any tax return of any Seller’s Group, except for any tax return that includes any portion of a Post-Closing Tax Period that contains any Tax item, from a Post-Closing Tax Period, of an Acquired Company.

“Seller’s Knowledge”	or any similar expression in the context of any of Seller’s Warranties means the actual knowledge of Fredrik Strömholm, Johan Blomquist, Martin Ivert and Anders Ullberg and such knowledge that each of them would have after due and careful enquiry in relation to the relevant Seller’s Warranty with each Key Employee.

“Seller’s Representative”	means Altor as authorised pursuant to Clause 23.

“Seller’s Warranties”	has the meaning ascribed to it in Clause 10.

“Shareholder Support Agreement”	means the undertaking made by Altor with respect to the Consideration Shares set forth in Exhibit D.

“SHB”	means Svenska Handelsbanken AB (publ), a company limited by shares incorporated in Sweden under company registration number 502007-7862 having its principal office at Kungsträdgårdsgatan 2, 111 47 Stockholm, Sweden and its Affiliates.

“SHB Note”	means the secured note in the principal amount notified by Seller or Altor in accordance with Clause 4.2.1(b) issued by Buyer on Closing on the terms and conditions set forth in Exhibit A.

“Standard Terms and Conditions”	has the meaning ascribed to it in Clause 11.14.5.

“Straddle Period”	means, with respect to an Acquired Company, any taxable period that includes (but does not end on) the Closing Date with respect to such Acquired Company.

“Subsidiary”	means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Taxes”	means all forms of taxes whether direct or indirect, whether preliminary or final, whether computed on separate or consolidated, or unitary or combined basis or in any manner, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, sales, customs, use, registration, added value, pensions, real estate or other reference and statutory, governmental, state, provincial, local or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges and interest relating thereto.

“Tax Warranties”	means the Seller’s Warranties set forth in Clause 10.5.

“Third Party Claim”	has the meaning ascribed to it in Clause 15.1.

“Transferred Business”	means the business of the Acquired Companies after giving effect to the Restructuring.

“Transfer Taxes”	has the meaning ascribed to it in Clause 19.2.

“Transaction Bonuses”	means 50% of the amount of bonuses payable by an Acquired Company upon Closing to certain employees as further specified in Schedule 2.1(j) (including any payroll Taxes and any other Tax liabilities incurred by an Acquired Company in connection therewith).

“Transferred Shares”	means the ÅAB Shares, the ÅSAB Shares, the Åkers Slovenia Share and RTI Shares jointly.

“Unpaid Transaction Expenses”	means (a) the fees and disbursements payable to legal counsel, financial advisors, accountants, and other agents of Seller or the Acquired Companies which are due or payable (i) in connection with the transactions contemplated by this Agreement, including the Restructuring, (ii) 50% of the fees and disbursements for the preparation and delivery of each of the Carve-Out Audited Financial Statements up to an aggregate amount of fees of USD 1,250,000 (in which case USD 625,000 will be included in the Unpaid Transaction Expenses) and any amount of such fees and disbursements exceeding said USD 1,250,000 and (iii) the fees and disbursements for the preparation of the FIRPTA Certificate up to an aggregate amount of USD 30,000 and 50% of any amount of such fees and disbursements exceeding said USD 30,000 up to an aggregate amount of fees and disbursements of USD 104,000 and any amount of such fees and disbursements exceeding said USD 104,000, (b) the Transaction Bonuses, (c) all other miscellaneous expenses or costs, in each case, incurred by an Acquired Company or Seller, which are payable by an Acquired Company in connection with the transactions contemplated by this Agreement but only to the extent they have not been paid by the Acquired Companies in cash on or prior to the close of business on the day immediately preceding the Closing and (d) any unpaid management fees due to Altor or its Affiliates.

“US Buyer”	has the meaning ascribed to it in the introductory paragraph.

“US GAAP”	means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with those used in preparing the Accounts but only to the extent that such applications are in compliance with United States generally accepted accounting principles.

“USD”	means the currency United States of America dollars.

“US Treasury Regulations”	means the regulations promulgated under the Code.

“ÅAB”	has the meaning ascribed to it in the introductory paragraph.

“ÅAB Shares”	has the meaning ascribed to it in Clause 1.2.

“ÅHAB”	has the meaning ascribed to it in the introductory paragraph.

“Åkers France”	means Åkers France S.A.S., Åkers Berlaimont S.A.S., AFT S.A.S., Åkers Sedan S.A.S., Åkers Fraisses S.A.S. and Åkers Belgium S.A.

“ÅSAB”	has the meaning ascribed to it in Clause 1.2.

“ÅSAB Shares”	has the meaning ascribed to it in Clause 1.2.

“ÅSR”	means Åkers Specialty Rolls AB.

3.	Sale and purchase of the Transferred Shares

3.1	Upon the terms and subject to the conditions set forth in the Agreement, Seller agrees to sell and US Buyer agrees to purchase the ÅAB Shares, the ÅSAB Shares, the RTI Shares and the Åkers Slovenia Share together with all rights attached thereto.

3.2	The ÅAB Shares, the ÅSAB Shares, the RTI Shares and the Åkers Slovenia Share together with all rights attached thereto shall be transferred to US Buyer on the Closing Date, free and clear of all Encumbrances.

3.3	The sale and purchase by US Buyer of the shares of each of ÅAB, ÅSAB, RTI and Åkers Slovenia set forth in this Clause 3 shall all form one single transaction for the purposes of this Agreement.

4.	Purchase Price

4.1	Bid Value

4.1.1	The Bid Value for the Transferred Shares on a cash and bank debt-free basis is equal to USD 80,000,000 (the “Bid Value”), under the assumption that the Closing Net Working Capital according to the Closing Statement will be equal to the Normalized Net Working Capital.

4.1.2	The Bid Value consists of:

(a)	USD 30 million in cash (the “Cash Amount”);

(b)	such number of shares of Ampco Common Stock determined by dividing USD 20 million by the Applicable Ampco Stock Price, provided that in no event can the number of shares exceed the maximum number of shares that may be issued by Ampco without the approval of Ampco’s shareholders under the applicable United States securities law and the rules of the NYSE (“Consideration Shares”). To the extent that the value of the Consideration Shares is less than USD 20 million, the difference between the value of the Consideration Shares and USD 20 million will be added to the aggregate initial principal balance of the Notes; and

(c)	the Notes in the aggregate initial principal balance of USD 30 million.

4.2	Payment of the Purchase Price

4.2.1	At least three (3) Business Days prior to the Closing Date, Seller or Altor shall deliver to Buyers a statement that sets forth:

(a)	its good faith and reasonable best estimates of:

(i)	the Net Working Capital as of the Closing Date, as calculated and presented on Schedule 4.2.1(a)(i) attached hereto (the “Estimated Net Working Capital”); and

(ii)	the Cash as of the Closing Date, as calculated and presented on Schedule 4.2.1(a)(ii) attached hereto (the “Estimated Cash”); and

(b)	the allocation between the Altor Note and the SHB Note of the aggregate initial principal balance in the amount of USD 30 million less an amount equal to the difference between the Estimated Net Working Capital and the Normalized Net Working Capital on a USD by USD basis if the Estimated Net Working Capital is less than the Normalized Net Working Capital (the “Aggregate Initial Principal Balance”).

4.2.2	The cash purchase price to be paid by Buyers to Seller on Closing for the Transferred Shares (the “Cash Purchase Price”) shall be an amount in USD corresponding to the Preliminary Purchase Price

(a)	less the sum of the Consideration Shares multiplied by the Applicable Ampco Stock Price; and

(b)	less the Aggregate Initial Principal Balance of the Notes.

4.2.3	The amount to be repaid by Buyers to SHB on Closing as repayment on behalf of ÅAB of the outstanding principal, interest and other amounts due and owing with respect to the Existing Facilities (the “Bank Pay-Off Amount”) shall be an amount in USD corresponding to the Cash Amount

(a)	plus an amount equal to the difference between the Estimated Net Working Capital and the Normalized Net Working Capital on a USD by USD basis if the Estimated Net Working Capital exceeds the Normalized Net Working Capital provided that such amount shall not exceed SEK 20,000,000;

(b)	plus the Estimated Cash;

(c)	less the Unpaid Transaction Expenses;

(d)	less the Cash Purchase Price;

(e)	less the lower of (i) the R&W Insurance Premium and (ii) USD 300,000; and

(f)	plus any other amounts to be paid by Buyers to Seller pursuant to this Agreement.

4.2.4	The Bank Pay-Off Amount and the Aggregate Initial Principal Balance are adjusted in accordance with the provisions of Clause 8.

4.2.5	Any amounts to be paid by Buyers to Seller after Closing pursuant to this Agreement shall be added to the Bank Pay-Off Amount and be paid to SHB as compensation for cancellation of bank debt.

4.2.6	On the Closing Date, the Cash Purchase Price shall be paid by Buyer to SHB and the Converting Note and the Notes shall be issued by Buyer to SHB, in each case as repayment of bank debt on behalf of Seller and for the benefit of US Buyer, and the Bank Pay-Off Amount shall be paid by Buyer to SHB as repayment of bank debt on behalf of ÅAB and for the benefit of US Buyer.

4.2.7	For purposes of determining the Bank Pay-Off Amount pursuant to Clause 4.2.3 amounts in other currencies shall be translated into USD at the Exchange Rates as at four (4) Business Days prior to the Closing Date.

4.3	Åkers France

Buyers shall procure that for a period of twelve (12) months following Closing, ÅAB shall pay to SHB as repayment of bank debt, no later than 15 Business Days after the end of the third calendar month after Closing, an amount in cash equal to (i) the sum of all payments received by ÅAB during such calendar months in respect of trade receivables for rolls produced by Åkers France less (ii) the sum of all payments made by ÅAB to Åkers France during such calendar months in respect of trade payables for rolls produced by Åkers France and less (iii) any Taxes incurred by ÅAB in respect of such trade receivables, provided that if there are any such trade receivables and/or trade payables still outstanding after such time then such payments shall continue to be made no later than 15 Business Days after the end of each following calendar month. If any such amount is negative then such amount shall be rolled over and aggregated with the next payment for which such amount is positive. In the event that the aggregate amount when all such trade receivables and trade payables have been paid is still negative then Seller or such other person designated by the Seller’s Representative shall pay such amount and any Taxes due thereon (as a positive amount) to ÅAB no later than 15 Business Days after the final payment of such trade receivable or trade payable (as the case may be) has been made. For the avoidance of doubt, after the expiry of the aforementioned 12-month period the Buyers shall not be under the obligation to pay any amount to Seller or to any other recipient on Seller’s behalf in accordance with this Clause 4.3.

5.	Conditions to Closing

5.1	Buyers’ obligation to consummate the transactions contemplated by the Agreement is conditional on the Competition and Markets Authority of the United Kingdom having granted or given approval for Closing, and all applicable waiting periods specified under applicable laws, the expiration of which are necessary for such approvals, having passed.

5.2	In addition to Clause 5.1, Buyers’ obligation to consummate the transactions contemplated by the Agreement is conditional on the satisfaction of the following conditions (or their satisfaction subject only to Closing):

(a)	the items set forth in Schedule 5.2(a) having been delivered to Buyers having been delivered to Buyers;

(b)	the Restructuring having been unconditionally consummated in accordance with Schedule 1.5;

(c)	the Seller shall have delivered the Carve-Out Audited Financial Statements to Buyers in accordance with Clause 6.6.1;

(d)	each of Sellers’ Warranties being true and correct at and as of the Closing Date as if given by Seller at and as of the Closing Date in each case except for breaches as to matters that, individually or in the aggregate, would not reasonably be expected to result in a liability equal to or in excess of USD 12,500,000 or that have been fully remedied as of the Closing Date or that relate to an Excluded Loss;

(e)	no Excluded Loss described in subsections (a), (b), or (h) of such definition is reasonably foreseeable or has been incurred as of the Closing Date, except for Excluded Losses that, individually or in the aggregate, could not reasonably be expected to result in a Loss equal to or in excess of the amount set forth in Schedule 5.2(e) or that have been fully remedied as of the Closing Date;

(f)	no material breach of the Seller’s obligations in Clause 6 having occurred; and

(g)	no Material Adverse Effect having occurred.

5.3	Buyers have the right to waive at all times, in whole or in part, any of the conditions set forth in Clause 5.2.

5.4	Buyers shall use their reasonable efforts to ensure the satisfaction of the condition set forth in Clause 5.1 as soon as practicably possible after the date of the Agreement and in any event no later than 5 Business Days after the date of the Agreement. Buyers will prepare the necessary notifications and file such notifications with the relevant competition authorities promptly following the date of this Agreement. Prior to filing, Buyers shall provide Seller with a reasonable opportunity to provide comments on drafts of any filings or other material documentation prior to their submission to the competition authorities (it being acknowledged that certain such drafts and/or documents may be shared on a confidential outside counsel to counsel basis only) and to take account of any reasonable comments. Seller shall, and shall procure that the Acquired Companies will, use their reasonable efforts to give all requested information and assistance reasonably requested by Buyers in order to facilitate Buyers’ preparation of the notifications as well as the satisfaction of the condition set forth in Clause 5.1 above.

5.5	If any of the competition authorities is not prepared to give approval or clearance to the transactions contemplated by this Agreement, or any such approval or clearance will only be given upon the fulfilment of conditions and obligations e.g. the sale, divestiture, license, or disposition of any necessary assets or businesses of Buyer, any of its Affiliates or the Acquired Companies (“Remedies”), Buyers shall accept, and shall cause their Affiliates to accept Remedies required to obtain approvals or clearances from the competition authorities provided that such Remedies do not result, or is likely to result, in a loss of annual sales exceeding USD 40 million for Buyer, its Affiliates and/or the Acquired Companies following Closing.

5.6	Seller shall take all reasonable actions to ensure the satisfaction of the conditions set forth in Clause 5.2 (a) through (c), as soon as reasonably practicable after the date of the Agreement. Each of the Parties shall, and Seller shall procure that the Acquired Companies will, give all information and assistance reasonably required in order to facilitate the satisfaction of said conditions.

5.7	If the conditions in this Clause 5 have not been fulfilled, or waived by Buyers, on or before the Long Stop Date, Buyers may, in their sole discretion either (i) extend the above longstop date by an additional 20 Business Days, or (ii) immediately terminate the Agreement and the transactions contemplated hereby in which case, subject to Clause 5.8, all obligations of the Parties under the Agreement shall terminate without further liability whatsoever of any Party against the other and each Party will pay all its own costs and expenses.

5.8	If the Agreement is terminated by Buyers pursuant to Clause 5.7 as a result of the failure by Seller to fulfil, or to ensure such fulfilment by the Acquired Companies, a condition set forth in this Clause 5 or to perform a covenant, obligation or undertaking contained in the Agreement, Seller shall be fully liable for all Losses incurred or suffered as a result of that failure or breach.

5.9	The provisions of this Clause 5 (Conditions to Closing) and Clauses 20-22 (Announcements and confidentiality restrictions, Miscellaneous and Disputes and governing law) shall survive the termination of the Agreement pursuant to this Clause 5.

6.	Seller’s covenants

6.1	During the period between the date of the Agreement and the Closing Date, Seller shall, unless Buyers have given prior written consent and without prejudice to duties under applicable laws or corporate governance duties, procure that:

(a)	the business of each Acquired Company will be carried on only in the ordinary course and in all material respects consistent with past practices;

(b)	no material Assets of an Acquired Company will be disposed of or become the subject of any Encumbrance otherwise than in the ordinary course of business and in all material respects consistent with past practices;

(c)	there will be no change of accounting methods, principles or practices;

(d)	none of the Acquired Companies will settle any audit, make or change any Tax election, or file any amended Tax return without written consent from Buyers which consent shall not be unreasonably withheld, conditioned, or delayed;

(e)	none of the Acquired Companies will terminate or make any material changes or additions to any Material Contract;

(f)	none of the Acquired companies will materially amend their organizational documents;

(g)	none of the Acquired Companies will enter into any agreement, arrangement, transaction or settlement which is not made or undertaken in the ordinary course of business or not wholly on “arm’s length” terms and conditions (i.e. on such terms as they would have been made if the parties were independent parties);

(h)	none of the Acquired Companies will incur any additional borrowings or incur any other indebtedness in excess of USD 250,000 individually or USD 500,000 in the aggregate otherwise than in the ordinary course of business and in all material respects consistent with past practices;

(i)	none of the Acquired Companies will assign, lease, license, mortgage, pledge, or subject to any Encumbrance any of its material Assets;

(j)	none of the Acquired Companies will enter into any guarantee, indemnity or other arrangement to secure any obligations in excess of USD 100,000 individually or USD 500,000 in the aggregate;

(k)	none of the Acquired Companies will forgive, cancel, compromise, waive, or release any debts, claims, or rights in excess of USD 250,000 individually or USD 500,000 in the aggregate;

(l)	none of the Acquired Companies will authorize or commit to any capital expenditures, or capital additions or improvements in excess of USD 50,000 individually or USD 100,000 in the aggregate or make any capital expenditures, or capital additions or improvements in excess of USD 700,000 in the aggregate;

(m)	none of the Acquired Companies will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization except for the Restructuring and merger of ÅSR into ÅSAB;

(n)	none of the Acquired Companies will sell, assign, transfer, or otherwise dispose of any portion of its tangible Assets with a value in excess of USD 250,000 in each case or USD 500,000 in the aggregate;

(o)	none of the Acquired Companies will sell, assign, transfer, or otherwise dispose of any Intellectual Property Rights;

(p)	none of the Acquired Companies will dismiss any Key Employee;

(q)	no dividends or other value transfers (Sw. värdeöverföringar) will be declared, decided, paid or made by any Acquired Company to Seller or its Affiliates or any third party;

(r)	none of the Acquired Companies will (i) split, combine, or reclassify its outstanding shares of capital stock or other equity securities, (ii) issue, sell, or transfer any of its capital stock or other equity securities or securities convertible into its capital stock or other equity securities except for equity issues to Seller for funding purposes, or (iii) issue, sell, grant, or enter into any subscriptions, warrants, options, conversion, or other rights, agreements, commitments, arrangements, or understandings of any kind, contingent or otherwise, to purchase or otherwise acquire its capital stock or other equity securities, any securities convertible into or exchange for any such shares, or any bonds or debt securities;

(s)	none of the Acquired Companies will make any material capital investment in, or any material loan to, any other Person (other than an Acquired Company);

(t)	none of the Acquired Companies will make any material changes or additions to the terms and conditions of employment of any employee (including but not limited to adopting any new employee benefit plan, making any changes in its employee benefit plans, or making any changes in wages, salary or other compensation with respect to its officers, directors or employees, in each case other than changes made in the ordinary course of business or pursuant to existing agreements or as required to comply with applicable law;

(u)	none of the Acquired Companies will commence or settle any civil, criminal or administrative litigation or arbitral or other proceedings involving an amount in excess of USD 250,000 for any one case except in relation to the liquidation of Åkers France;

(v)	no management fee or other compensation (including bonuses) will be paid or made payable to Seller or any of their Affiliates or any employee or family associate of any of the foregoing (except for customary salary payments), nor will any other extraordinary payment be paid or made payable;

(w)	all Taxes pertaining to the Acquired Companies will be paid when due;

(x)	except as set forth on Schedule 10.15.2, all intra group debt between Altor, Seller and/or their Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, will be settled, released or waived and any Taxes incurred as a result of such settlement, release or waiver shall be borne by the Seller and/or Altor and/or their Affiliates (other than the Acquired Companies); and

(y)	Seller arrange for those matters set forth in Schedule 6.1(y).

6.2	Upon Seller or any member of Seller’s Group becoming aware of any fact or circumstance which would form the basis for a claim under or breach of Seller’s Warranties or any other breach of the Agreement between the date of the Agreement and the Closing Date, Seller shall themselves, or shall procure that the relevant member of Seller’s Group give written notice thereof to Buyers as soon as possible.

6.3	Seller undertakes to cooperate with Buyers and do all things reasonably necessary in order for the R&W Insurance to enter into force without any limitations (other than as specifically set out in the R&W Insurance) at Closing, including to perform the Bring-Down of Disclosures.

6.4	Immediately prior to Closing, Seller shall deliver to Buyers a certificate, signed by Seller, setting forth the results of the Bring-Down of Disclosures (the “Bring-Down Certificate”).

6.5

No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyers a payoff letter from SHB under the Existing Facilities that sets forth (i) payment instructions for the repayment of the Bank Pay-Off Amount by Buyers on behalf of Seller at the Closing in accordance with Clause 7.3.2(g), and (ii) the agreement of SHB that, upon its receipt of the Cash Purchase Price and the Bank Pay-Off

Amount and the issuance of the Converting Note and the Notes to SHB from Buyers, all liabilities and obligations owed by the Acquired Companies to SHB will be satisfied or waived in full and all security or guarantees (howsoever described) provided by any Acquired Company under the Existing Facilities will be released on Closing except for the liabilities, obligations, security and guarantees set forth in Schedule 6.5.

6.6	Carve-Out Financial Statements

6.6.1	Seller shall cause to be delivered to Buyer, as soon as reasonably practicable following the date of this Agreement, and in any event not later than three (3) Business Days prior to the Closing Date, a true and correct copy of (a) the audited combined balance sheet of the Acquired Companies as at December 31, 2013, December 31, 2014 and September 30, 2015; (b) the audited combined statement of income of the Acquired Companies for the years ended December 31, 2013 and December 31, 2014 and for the nine months ended on September 30, 2015; and (c) the audited combined statement of cash flows of the Acquired Companies for the years ended December 31, 2013 and December 31, 2014 and for the nine months ended on September 30, 2015 (the “Carve-Out Audited Financial Statements”), together with audit reports without qualification, limitation of scope or exception of the auditor Michael Bengtsson at PricewaterhouseCoopers with respect thereto.

6.6.2	The Carve-Out Audited Financial Statements to be delivered by Seller in accordance with Clause 6.6.1 shall be prepared in accordance with, and contain the line items and other requirements set forth in, Schedule 6.6.2.

6.7	None of Altor, Seller or their Affiliates shall take or permit any other Person on its behalf to take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its representatives) concerning any purchase of the Transferred Shares, any merger involving an Acquired Company, any sale of substantially all of the assets of any Acquired Company, or other similar transaction involving the Acquired Companies (other than assets sold in the ordinary course of business).

6.8	The Seller and Altor shall as soon as possible following Closing, and in any event not later than two months following the Closing Date stop using any and all Marks and procure that the use of any and all Marks by Seller and Altor is stopped.

7.	Closing

7.1	Date and place

Closing shall take place at the offices of Setterwalls Advokatbyrå at Sturegatan 10 in Stockholm, Sweden, on the Closing Date starting at 15.00 CET.

7.2	Pre-Closing session

Three (3) Business Days prior to the Closing Date the Parties shall hold pre-closing session at the offices of offices of Setterwalls Advokatbyrå at Sturegatan 10 in Stockholm, Sweden during which the Parties shall present and review the documents to be delivered at Closing (to the extent that such documents are available at such time).

7.3	Closing actions and deliverables

7.3.1	On Closing, Seller shall:

(a)	subject to payment of the Bank Pay-Off Amount as set forth in Clause 7.3.2(g), deliver to Buyers the share certificates representing (i) the ÅAB Shares and (ii) the ÅSAB Shares duly endorsed to US Buyer together with all pertaining coupons, if any, and the stock certificates representing the RTI Shares, accompanied by duly executed stock powers to US Buyer;

(b)	procure that US Buyer is duly entered into the share ledger of (i) ÅAB as holder of the ÅAB Shares, (ii) ÅSAB as the holder of the ÅSAB Shares, and (iii) Åkers Slovenia as the holder of the Åkers Slovenia Shares and deliver the share ledgers to Buyers together with a copy of the minutes of the shareholder or board meetings where the decision to enter US Buyer in the relevant share ledgers as holder of the ÅAB, ÅSAB, and Åkers Slovenia Shares respectively is taken;

(c)	execute, and procure that SHB executes, the Note Sale and Purchase Agreement;

(d)	immediately following endorsement and transfer of the Converting Note from SHB to Altor pursuant to the terms of the Note Sale and Purchase Agreement and the automatic conversion of the Converting Note into the Consideration Shares, deliver to Buyers the original of the Converting Note;

(e)	deliver (or procure the delivery) to Buyers evidence, in a form reasonably acceptable to Buyers, of the release on Closing of all security or guarantees (howsoever described) provided by any Acquired Company under the Existing Facilities, subject to the payment of the Cash Purchase Price and the Bank Pay-Off Amount and the issuance of the Converting Note and the Notes to SHB;

(f)	deliver to Buyers evidence of termination of Contracts with Altor, Seller or any of their Affiliates which have been terminated as of Closing as set forth on Schedule 10.15.1, in form and substance reasonably satisfactory to Buyers;

(g)	execute the Shareholder Support Agreement;

(h)	deliver to Buyers letters of resignation signed by each board member and deputy board member of each Acquired Company (other than employee representatives), pursuant to which each of them resign on the Closing Date and by which each board member and deputy board member confirms that he/she does not have any claim on the relevant Acquired Company;

(i)	if requested by Buyer five (5) Business Days prior to Closing deliver to Buyers a letter of resignation signed by the auditor of the Acquired Companies, pursuant to which the auditor resign on the Closing Date and by which the auditor confirms that he does not have any claim on the relevant Acquired Company, together with the auditor’s statement in accordance with Chap. 9 Secs. 23 and 23a of the Swedish Companies Act (Sw. aktiebolagslagen (2005:551) as applicable;

(j)	deliver to Buyers so-called general power of attorneys (Sw. generalfullmakt) of ÅAB and ÅSAB (acceptable to Buyers), appointing the persons specified by Buyers to independently and without restriction administer and represent all financial and legal interests of each Acquired Company in Sweden and abroad until new board members of ÅAB and ÅSAB have been duly registered; and

(k)	deliver to Buyers a certificate (the “FIRPTA Certificate”) signed under penalties of perjury and dated within thirty (30) days prior to the Closing Date, that satisfies the requirements of US Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that RTI is not and has not been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Code Section 897, together with a copy of notice to the IRS that satisfies the requirements of US Treasury Regulation Sections 1.897-2(h)(2); provided that, if Seller fails or is unable to comply with this Clause 7.3.1(k), the sale and purchase under this Agreement shall close and Buyers may withhold or cause to be withheld the amount required to be withheld under Code Section 1445 as determined by Buyers based upon a deemed purchase price for the RTI Shares in the amount of USD 26,500,000.

7.3.2	On Closing:

(a)	Buyers shall pay the Cash Purchase Price as adjusted as set forth in Clause 4.2.2(a) and (b) to the Bank Account in USD in the manner specified in Clause 4;

(b)	Ampco shall execute the Note Sale and Purchase Agreement;

(c)	Ampco shall issue the Converting Note and the Notes to SHB and deliver to SHB the Converting Note and the Notes dated the date of the Closing and registered in the name of SHB;

(d)	immediately following endorsement and transfer of the Converting Note by SHB to Altor pursuant to the terms of the Note Sale and Purchase Agreement and the automatic conversion of the Converting Note into the Consideration Shares, Ampco shall deliver to Altor a duly executed share certificate representing the Consideration Shares registered in the name of Altor or a copy of an account statement issued by Ampco’s transfer agent, evidencing a book entry notification for the Consideration Shares in the name of Altor;

(e)	immediately following endorsement and transfer of the Altor Note by SHB to Altor pursuant to the terms of the Note Sale and Purchase Agreement, Ampco shall register the Altor Note in the name of Altor;

(f)	Ampco shall execute the Shareholder Support Agreement;

(g)	Buyers shall, on behalf of ÅAB, pay or cause the payment of the Bank Pay-Off Amount to the Bank Account;

(h)	Buyers shall confirm that the R&W Insurance Premium has been paid to the R&W Insurance Company in accordance with the invoice attached hereto as Schedule 7.3.2(g); and

(i)	Buyers shall procure that extraordinary shareholders’ meetings in the the Acquired Companies are held, at which (i) all board members and deputy board members of each Acquired Company (other than employee representatives) shall be removed and new board members and deputy board members shall be elected, and, if applicable, (ii) the auditor of each Acquired Company shall be removed and new auditor shall be elected.

7.3.3	Buyers shall prepare the minutes of the shareholders’ meetings in Clause 7.3.2(i) as well as all ancillary documentation and shall ensure that the changes of board members, deputy board members, and, if applicable, auditor are duly filed for registration with the relevant authorities. Applications shall, where applicable, be initiated via e-mail or fax on Closing and copies of the applications for registration evidencing receipt by the Swedish Companies Registration Office on the Closing Date shall be provided to Seller as soon as reasonably practicable.

7.4	The actions taken in Clause 7.3 shall, irrespective of when taken or made during the Closing, be considered as taken simultaneously and each such action is made conditional upon the fulfilment of all other actions to be taken in order for the Closing to take place. If any action is not fulfilled, all actions already taken shall immediately revert and each Party undertakes towards the other Party to take any measures necessary in order for already performed actions to be duly reversed.

8.	Purchase Price adjustment

8.1	Closing Statement

Buyers shall prepare or cause to be prepared as soon as practicable following Closing, but no later than sixty (60) Business Days after Closing, a draft of the Closing Statement (the “Draft Closing Statement”) in accordance with Part 2 of Schedule 2.1(c).

8.2	Determination of Closing Statement

8.2.1	The Draft Closing Statement as agreed or determined pursuant to Clause 3, Part 1 of Schedule 2.1(c):

(a)	shall constitute the Closing Statement for the purpose of this Agreement; and

(b)	shall be final and binding on the Parties.

8.2.2	The Cash and the Net Working Capital shall be derived from the Closing Statement.

8.3	Adjustment of the Purchase Price

8.3.1	The Bank Pay-Off Amount and the Aggregate Initial Principal Balance of the Notes shall be adjusted as follows:

(a)	An amount equal to the difference between the Closing Net Working Capital and the Estimated Net Working Capital, shall be deducted, on a USD by USD basis as designated by Seller and/or Altor no later than five (5) Business Days after the Adjustment Date, or in the absence of such designation on a pro rata basis, from the Aggregate Initial Principal Balance of the Notes if the Closing Net Working Capital is less than the Estimated Net Working Capital and such amount shall be added, on a USD by USD basis, to the Bank Pay-Off Amount if the Closing Net Working Capital exceeds the Estimated Net Working Capital, provided that the aggregate amount added to the Bank Pay-Off Amount pursuant to this Clause 8.3(a) and Clause 4.2.2(a) shall not exceed SEK 20,000,000, and the Buyers shall pay such excess amount to SHB as repayment of bank debt on behalf of ÅAB; and

(b)	An amount equal to the difference between the Closing Cash and the Estimated Cash, shall be added on a USD by USD basis, to the Bank Pay-Off Amount if the Closing Cash exceeds the Estimated Cash and the Buyers shall pay such excess amount to SHB as repayment of bank debt on behalf of ÅAB and such amount shall be deducted, on a USD by USD basis as designated by Seller and/or Altor no later than five (5) Business Days after the Adjustment Date, or in the absence of such designation on a pro rata basis, from the Aggregate Initial Principal Balance of the Notes if the Closing Cash is less than the Estimated Cash.

8.4	Payment and interest

8.4.1	Any payments pursuant to Clause 8.3 shall be made on or before ten (10) Business Days after the Adjustment Date. Any adjustment to the Aggregate Initial Principal Balance of the Notes pursuant to Clause 8.3 shall be effective as of the Closing Date.

8.4.2	Any cash payment pursuant to Clause 8.3 shall include interest thereon calculated from the Closing Date to the date of payment at a rate per annum of three (3) per cent.

9.	Buyers’ covenants

9.1	Buyers shall procure that each Acquired Company incorporated in Sweden will discharge each of the board members and managing directors that, due to the transactions contemplated by the Agreement, resigned or were removed on or before the Closing Date from liability for the time period until the Closing Date (or the earlier date of their respective resignation or removal) at the next annual shareholders’ meetings in such Acquired Companies, provided that the auditor of such Acquired Company recommends that such discharge is granted. The same shall apply as regards deputy board members and deputy managing directors if applicable.

9.2	Buyers undertake that they shall not, and shall procure that the Acquired Companies and any other Buyers’ Affiliates shall not, bring any claims (other than for fraud or gross negligence) against any board members, deputy board members, managing directors or deputy managing directors that, due to the transactions contemplated by the Agreement, resigned or were removed from any Acquired Company on or before the Closing Date.

9.3	Buyers shall procure that immediately following Closing, Seller, its Affiliates (excluding the Acquired Companies), Altor and SHB shall be unconditionally and irrevocably released in full from their respective obligations under any guarantee, indemnity, support letter or other contingent obligation given or undertaken by any of them in relation to or arising out of any obligations or liabilities of any Acquired Company listed on Schedule 9.3 and any similar bank guarantees given by SHB in the ordinary course of business, subject to Clause 6.1(j), after the date of this Agreement in relation to or arising out of any obligations or liabilities of any Acquired Company to the extent Buyers have been notified of such additional bank guarantees no later than three (3) Business Days prior to the Closing Date (the “Commitments”) which shall not have been released on or prior to Closing, each such release to be in form and substance reasonably satisfactory to Seller, Altor and/or SHB (as applicable), and enter into replacement obligations with the relevant counterparty to such Commitments.

9.4	Buyers undertake to indemnify and hold Seller, its Affiliates (excluding the Acquired Companies), Altor and SHB harmless from and against all Losses suffered or incurred by any of them after Closing in relation to or arising out of the Commitments, to the extent that the Commitments are not released (or replaced by Buyers) at or prior to Closing.

9.5	Buyers shall not, and shall procure that the Acquired Companies shall not, carry out any environmental sampling, testing or other similar measures on any property of the

Acquired Companies or Seller’s Group unless and only to the extent such measures (a) have been imposed by any authority or similar body on a non-solicited basis (including follow-on testing resulting therefrom); (b) are required due to provisions of mandatory Environmental Law requiring such action; or (c) are required by any Contract entered into by an Acquired Company prior to Closing. Notwithstanding the foregoing, Buyers and the Acquired Companies may carry out (x) the study described in Schedule 9.5; and (y) environmental sampling, testing or other similar measures imposed by any authority or similar body on a non-solicited basis or required due to provisions of mandatory Environmental Law requiring such action in conjunction with normal maintenance of structures and improvements at any property of the Acquired Companies or Seller’s Group or for the expansion of structures or construction of new structures on any property of the Acquired Companies or Seller’s Group.

10.	Warranties of Seller

Seller warrants to Buyers that each of the statements set forth in the subsequent provisions of this Clause 10 (collectively the “Seller’s Warranties”) is correct at the date of the Agreement and at the Closing Date (by reference to the facts and circumstances existing at Closing) or at such other date(s) stated in a specific Seller’s Warranty.

10.1	Seller’s right and power

10.1.1	Seller has the requisite power and authority to execute and perform the Agreement and any other documents and instruments to be executed by Seller under the Agreement, and all necessary corporate and other actions to authorize and empower Seller’s said execution and performance have been taken.

10.1.2	The Agreement constitutes, and the other documents and instruments to be executed by Seller under the Agreement will (when executed) constitute, valid and binding obligations of Seller in accordance with their respective terms.

10.1.3	Seller’s execution and performance of the Agreement or any documents or instruments to be executed by Seller under it do not and will not:

(a)	result in a breach of a Seller’s articles of association or other constitutional documents;

(b)	result in a breach of any resolution adopted by the shareholders or board of directors of Seller; or

(c)	result in a breach of any judgement, order or decree of any competent court or governmental, regulatory or other authority by which Seller is bound or of any agreement to which Seller is a party or by which Seller is bound.

10.1.4	Seller is entitled to consummate the transactions contemplated by the Agreement without the consent of any third party and, subject only to Clause 5, is not required to make any filing with, give any notice to, or obtain any consent from any governmental, regulatory or other authority in connection with the execution of the Agreement or the Closing and consummation of the transactions contemplated by the Agreement.

10.2	The Transferred Shares

10.2.1	The total issued, paid in and registered share capital of ÅAB is SEK 140,000,000 divided into 1,400,000 shares (i.e. the ÅAB Shares).

10.2.2	The total issued, paid in and registered share capital of ÅSAB is SEK 100,000,000 divided into 1,000,000 shares (i.e. the ÅSAB Shares).

10.2.3	The total issued, paid in and registered share capital of the RTI is USD 3,001,000 divided into 3,000 shares (i.e. the RTI Shares).

10.2.4	The total issued, paid in and registered share capital of Åkers Slovenia is EUR 996,406 divided into one share (i.e. the Åkers Slovenia Share).

10.3	Corporate

10.3.1	Each Acquired Company is duly incorporated, validly existing under the laws of the jurisdiction, as set forth opposite its name in Schedule 2.1(b).

10.3.2	Subsequent to the Restructuring each of ÅAB, ÅSAB, Åkers Slovenia and RTI does not have any ownership interests in legal entities other than in the other Acquired Companies and having the issued, paid and registered share capital set forth, in Schedule 2.1(b).

10.3.3	Except as disclosed in Schedule 10.3.3 none of the Acquired Companies is and has not during a period of ten (10) years prior to Closing been member of any joint venture, consortium, limited or unlimited partnership or other incorporated or unincorporated associations pursuant to which liability may arise.

10.3.4	Except as follows from the Existing Facilities, Seller, directly or indirectly, owns and has full title to the Acquired Company Shares, free and clear of Encumbrances, and these shares are legally and validly issued and fully paid and constitute the entire issued, paid and registered share capital of the Acquired Companies.

10.3.5	No share certificates have been issued for the shares in Åkers Slovenia and, except for the shares representing Åkers Slovenia, the Seller or SHB is in possession of all share certificates representing the Acquired Companies Shares.

10.3.6	Except as disclosed in Schedule 10.3.3 there are no outstanding share options (Sw. teckningsoptioner), convertibles (Sw. konvertibler) or other rights, securities or instruments issued or granted by any Acquired Company giving any person the right to subscribe for, convert into or otherwise receive or call for the delivery, issue, allotment or transfer of any shares or other securities or instruments in such Acquired Company.

10.3.7	The current certificate of registration and articles of association of the each Acquired Company have been provided in the Data Room Documents, and no action or resolution to alter any of the details or provisions thereof (including, without limitation, change of the share capital) has been taken or passed.

10.3.8	Except as disclosed in Schedule 10.3.8 no order has been made or, to Seller’s Knowledge, is threatened, no petition has been presented or, to Seller’s Knowledge, is threatened and no action or resolution has been taken, passed or is required (i) for the suspension of the any Acquired Company’s payments, (ii) for any Acquired Company’s entering into any composition arrangements with any of its creditors, (iii) for the winding up (Sw. likvidation), bankruptcy, reorganization/reconstruction, receivership or other administration of any Acquired Company, (iv) for the drawing up of a balance sheet for liquidation purposes (Sw. kontrollbalansräkning), (v) for the cessation of any Acquired Company’s business, or otherwise (vi) for a liquidator, receiver or administrator to be appointed in respect of any Acquired Company or any of the Acquired Company’s assets.

10.3.9	Except as disclosed in Schedule 10.3.9 the books of accounts and other financial records required to be kept by law of the Acquired Companies (i) are correct, up-to-date and kept in good order in accordance with applicable laws and regulations, in each case in all material respects, (ii) contain in all material respects complete and accurate records of all matters required to be dealt with in such books and records, and (iii) all such accounts and records and all other documents (including documents of title, share ledgers, minutes, Permits, technical documents and agreements and other commercial documents), which are the property of the Acquired Companies or otherwise ought to be in its possession, are in its possession (or under its control).

10.3.10	All accounts, documents and other information required by applicable laws to be filed or registered with the Swedish Companies Registration Office (Sw. Bolagsverket) or any other authority or company registrar by the Acquired Companies have been duly filed or registered.

10.4	Financial

10.4.1	The Accounting Principles are in accordance with applicable laws and regulations and generally accepted accounting principles, and have been consistently applied by the Acquired Companies during the current and the three preceding financial years except for the adoption of K3 which was adopted in the Accounts for financial years 2014 and 2013.

10.4.2	The Accounts have been prepared in accordance with the Accounting Principles and present a true and fair view (Sw. rättvisande bild) of the assets, liabilities, financial position and result of each Acquired Company, respectively, and Seller’s Group as a whole on the Accounts Date and of the profits or losses and cash flows for the periods concerned.

10.4.3	The Pro Forma Accounts are in all material aspects correct, have been prepared in accordance with the Accounting Principles in a way in all material respects consistent with the preparation of the Accounts, and do not materially misstate the assets, liabilities, financial position and result of each Acquired Company, respectively, and the Acquired Companies as a whole on the Pro Forma Accounts Date and of the profits or losses for the period concerned.

10.4.4	There are no inquiries or investigations pending or, to Seller’s Knowledge, threatened regarding any accounting practices of Seller which relate to the Acquired Companies.

10.4.5	No conditional shareholders’ contribution which has not been fully repaid or converted to an unconditional shareholders’ contribution has been given or received by any Acquired Company during the present or the 3 preceding financial years.

10.4.6	Except as disclosed in Schedule 10.4.6, all receivables reflected on the Pro Forma Accounts are current and, to Seller’s Knowledge, the debtors to whom the receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the receivables have been made subject to an assignment for the benefit of creditors. No Acquired Company has factored any of its receivables.

10.4.7	Except as disclosed in Schedule 10.4.6 and except for any receivables which have been waived, cancelled, settled or set-off, in full or in part, by Buyers or any Acquired Company after Closing, all receivables will realize their full value net of any allowance, provision or reserve as included in the Pro Forma Accounts within 150 days after the Closing Date in the normal course of collection consistent with past practices.

10.4.8	None of the Acquired Companies has borrowed any money or incurred any other financial indebtedness with any credit institution except for the Existing Facilities, financial leases and the loan from Shanxi Åkers TISCO Roll Co. Ltd., Taiyuan.

10.4.9	During the period between the Pro Forma Accounts Date and the date of the Agreement:

(a)	no Material Adverse Effect has occurred;

(b)	the business of each Acquired Company has been carried on only in the ordinary course and in all material respects consistent with past practices;

(c)	no material Assets of the Acquired Companies have been disposed of or become the subject of any Encumbrance otherwise than in the ordinary course of business and in all material respects consistent with past practices;

(d)	there has not been any change of accounting methods, principles or practices;

(e)	except as disclosed in Schedule 10.4.9(e) none of the Acquired Companies has terminated or made any material changes or additions to any Material Contract;

(f)	none of the Acquired Companies has entered into any agreement, arrangement, transaction or settlement which is not made or undertaken in the ordinary course of business or not wholly on “arm’s length” terms and conditions (i.e. on such terms as they would have been made if the parties were independent parties);

(g)	none of the Acquired Companies has incurred any additional borrowings or incurred any other indebtedness otherwise than in the ordinary course of business and in all material respects consistent with past practices;

(h)	none of the Acquired Companies has entered into any guarantee, indemnity or other arrangement to secure any obligations of a third party, nor otherwise entered into any guarantee, indemnity or other arrangement that is not required by a relevant Contract governing any of the Acquired Companies’ current borrowings;

(i)	none of the Acquired Companies has made any material changes or additions to the terms and conditions of employment of any Key Employee including but not limited to any increase of the compensation (including bonuses) payable or to become payable to any officer/manager, employee, agent, independent contractor or consultant, other than increases made in the ordinary course of business consistent with past practices, or dismissed any Key Employee; and

(j)	except for the Transaction Bonuses, no management fee or other compensation (including bonuses) has been paid or is payable to Seller, Altor or any of their Affiliates or any employee or family associate of any of the foregoing (except for customary salary payments), nor has any other extraordinary payments been made or become payable.

10.4.10	Each of the Carve-Out Audited Financial Statements, when delivered to Buyers pursuant to Clause 6.5, will be prepared in accordance with the Accounting Principles with a US GAAP bridge, consistently applied throughout the periods involved and in accordance with the methods, principles and classifications set forth in Schedule 6.6.2, and will present fairly in all material respects the combined financial condition, results of operations, and cash flows of the Acquired Companies (taken as a whole) as of the times and for the periods referred to therein. Such financial statements will be audited in accordance with U.S. Generally Accepted Auditing Standards.

10.4.11	Each of the Carve-Out Audited Financial Statements, when delivered to Buyers pursuant to Section 6.6.1, will be prepared in all material respects in accordance with the books and records of each Acquired Company.

10.4.12	With effect from Closing, except as disclosed in Schedule 10.15.2 and except in relation to the Commitments and any Excluded Loss, the Acquired Companies will be fully and finally released from all guarantees, indemnities and other obligations given or incurred by them in favor of Seller or any of its Affiliates (other than the Acquired Companies).

10.5	Tax

10.5.1	Except as disclosed in Schedule 10.5.1 each Acquired Company has timely filed with the appropriate tax authorities all tax returns and reports required to be filed with such authorities prior to the Closing Date. All tax returns and reports were complete and accurate in all respects and no such filing contains any misstatement or omits any statement of fact or circumstance. Each Acquired Company has, in all aspects, fulfilled all its obligations in respect of all tax returns and reports in accordance with applicable laws and regulations.

10.5.2	Except as disclosed in Schedule 10.5.2 each Acquired Company has timely (i) made due tax deductions and withholdings in accordance with applicable laws and regulations, the Accounting Principles and in all material respects consistent with past practices (such deductions and withholdings shall include but not be limited to deductions and withholdings for all employees and persons from a tax purpose deemed as employees and others engaged by it), (ii) paid to the appropriate tax authorities or, where applicable, reserved in accordance with applicable laws and regulations, the Accounting Principles and in all material respects consistent with past practices, all Taxes assessed or due.

10.5.3	No Acquired Company has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency. No Acquired Company currently is the beneficiary of any extension of time within which to file any tax return. No written claim has been received by any Acquired Company from an authority in a jurisdiction where an Acquired Company does not file tax returns that an Acquired Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the material Assets. No Acquired Company is a party to any Tax allocation or sharing agreement (other than (i) commercial agreements entered into in the ordinary course of business not primarily about Taxes, and (ii) agreements entered into in the ordinary course of business providing for the allocation or payment of property Taxes).

10.5.4	None of the Acquired Companies will be levied, charged or otherwise obliged to pay any Taxes based on or related to any fact or circumstance existing or relating to the period prior to the Closing Date not fully reserved for in the Pro Forma Accounts.

10.5.5	Provided that Buyers have allocated at least SEK 71,000,000 of the Purchase Price to the ÅSAB Shares after any adjustments or reductions pursuant to the terms and provisions of this Agreement, the amount of the NOLs is accurate and correct in all material respects and, to Seller’s Knowledge, none of the NOLs are subject to any decision by a tax authority which relates to any fact or circumstance existing or relating to any time prior to the Closing Date that reduce, limits or in any other way affect the NOLs.

10.5.6	No Acquired Company is party to any transaction, agreements, or arrangements primarily aimed, directly or indirectly, at Tax arbitrage, Tax evasion or the avoidance of Tax or, to Seller’s Knowledge, to any transaction, agreement or arrangement which constitutes or is deemed to constitute Tax evasion.

10.5.7	No Acquired Company has any liability for Taxes of any Person under US Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-US Law), as a transferee or successor, other than pursuant to US Treasury Regulations Section 1.1502-6 with respect to the affiliated group of which RTI is the common parent.

10.5.8	Except as disclosed in Schedule 10.5.8, the Acquired Companies have complied with all transfer pricing documentation requirements and have established, obtained and maintained all material transfer pricing documentation as required in accordance with applicable laws and regulations. All transactions between any Acquired Company and an Affiliate during the Pre-Closing Tax Period complied with all such applicable transfer pricing laws and regulations.

10.5.9	Except for the branch office which will be established in France, no Acquired Company has a permanent establishment (within the meaning of an applicable Tax treaty) other than in the country in which it is organized.

10.5.10	No Acquired Company will be required to include any item in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in Accounting Principles or methods of accounting for Tax purposes (x) for a taxable period ending on or prior to the Closing Date or (y) otherwise required under applicable law by reason of the transactions contemplated in this Agreement; (ii) installment sale made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

10.5.11	To Seller’s Knowledge, no Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purposed or intended to be governed in whole or in part by Code Section 355.

10.5.12	The Acquired Companies have kept all books, records and other information in relation to Taxes in all material respects as required by applicable laws and regulations and in all material respects in accordance with any instruction from any tax authority and has retained such books, records and information for as long as may be so required. Each Acquired Company has registered for Tax purposes in all jurisdictions in which to Seller’s Knowledge it is required to register for Tax purposes and has complied with all applicable laws and regulations with respect to such registration including any maintenance and renewal requirements.

10.5.13	There is no dispute over any Tax, deficiency for any Tax, or claim for additional Taxes that has been asserted or assessed by any taxing authority against the Acquired Companies, which has not been paid in full or otherwise resolved with the applicable taxing authority or governmental body. There is no ongoing or, to Seller’s Knowledge, threatened tax audit or other enquiry or investigation by any fiscal authority into the affairs of any Acquired Company.

10.5.14	No Acquired Company has ever made an election pursuant to US Treasury Regulations Section 301.7701-3 (concerning its entity classification for US federal tax purposes).

10.6	Employment and pension

10.6.1	Copies of all employment Contracts with the Key Employees to which an Acquired Company is a party have been provided in the Data Room Documents. None of these Contracts has been terminated as of the date of the Agreement, and none of the Acquired Companies has been informed as of the date of the Agreement that any Key Employee intends to terminate any such Contract.

10.6.2	Except as disclosed in Schedule 10.6.2, there is not in existence any bonus or profit-sharing scheme, share option scheme or other incentive scheme for or affecting any current or former board members, officers/managers or employees of any Acquired Company, and said schedule sets out complete and current details of each such scheme and of the board members, officers/managers and employees which participate or are or will be eligible to participate in each such scheme. Each Acquired Company has paid vacation pay on all bonus payments to the extent required under applicable law.

10.6.3	No board member, officer/manager or employee of any Acquired Company is eligible to any pension or retirement benefit (whether collective or not) or bonus and no Key Employee is eligible to any severance pay, other than as specified in Data Room Documents.

10.6.4	Except as disclosed in Schedule 10.6.4, none of the Acquired Companies is bound by, and has not otherwise undertaken to apply, any central or local collective bargaining agreement or any other agreement with any trade union, nor has any Acquired Company any other obligations or undertakings towards any trade union under any such agreement.

10.6.5	There is no material breach or infringement of any terms or conditions of any collective bargaining agreement or any other agreement with any trade union or other obligations or undertakings towards any trade union, to which any Acquired Company is a party or otherwise bound or having undertaken to apply.

10.6.6	There is no ongoing or, to Seller’s Knowledge, threatening strike, lock-out or similar action involving any of the employees of any Acquired Company.

10.6.7	Each Acquired Company has in all material respects complied with all legal and contractual obligations and undertakings towards its current and former board members, officers/managers and employees, including the payment to such individuals of all contractually and statutorily required compensation.

10.6.8	All pension liabilities and the actual aggregated accrued pension liabilities of the Acquired Companies have been fully and timely paid or are properly and fully funded or reserved for in the books of the respective Acquired Company in accordance with the Accounting Principles. The Acquired Companies have paid pension premiums or allocated/reserved pension benefits on bonus payments in all material respects according to applicable pension plans.

10.6.9	Except as disclosed in Schedule 10.6.9 (i) each of ÅAB’s and ÅSAB’s retained pension capital according to the book reserve system (PRI system) is properly and fully reserved and provided for in the books of the respective Acquired Company, (ii) statutory capital insurance has been entered into, and (iii) no other surety bond, letter of commitment or other collateral (floating charges, mortgage certificates etc.) exist in relation to such insurance.

10.6.10	Each of ÅAB and ÅSAB has timely and with correct amounts paid premiums to PRI, and all pension capital, pension payments, balance statements, net present value, funds for pension supplements, and special indexation funds etc. are correct and fully correspond to agreements with PRI.

10.7	Real property and premises

10.7.1	The Acquired Companies named in Schedule 10.7.1 as the owner of a real property is the owner of such real property and, if and to the extent such title is capable of being registered, entered into the land registry (or other appropriate register) as such owner.

10.7.2	Except as disclosed in Schedule 10.7.2, all real property set forth in Schedule 10.7.1 and owned by an Acquired Company is free from all Encumbrances, and all bills of mortgage in respect of such real property are either pledged as set forth in said Schedule 10.7.2 or in possession of the Acquired Company being the owner of the relevant real property.

10.7.3	Copies of all leases of real property and other premises to which the an Acquired Company is a party have been provided in the Data Room Documents, and all the complete and current provisions of each such Contract are provided for by the wording of the relevant Contract.

10.7.4	Except as disclosed in Schedule 10.7.4 none of the Acquired Companies has given or received any notice prematurely terminating any of the Contracts in respect of its leased real property or other premises and, to Seller’s Knowledge, no such termination is threatened.

10.7.5	None of the Acquired Companies nor, to Seller’s Knowledge, the relevant landlord(s) is in material breach of any Contract in respect of leased real property or other leased premises and no Acquired Company has received any notice asserting otherwise.

10.8	Intellectual Property and IT

10.8.1	All application fees, renewal fees and other charges required to be paid for the continuance of all Intellectual Property Rights being registered in the name of an Acquired Company, or for which such registration is pending, or for the maintenance or renewal of such registrations or otherwise in connection with such registrations or applications for registrations have been duly paid. Schedule 10.8.1 contains a complete list of Intellectual Property Rights registered in the name of an Acquired Company, or for which such registration is pending.

10.8.2	Except as disclosed in Schedule 10.8.2, the Acquired Companies own and have full title to all Intellectual Property Rights referred to in Clause 10.8.1 as well as to all other material Intellectual Property Rights, whether registered or not, and all pending applications therefore, acquired by, or generated, created or otherwise arisen in connection with the business of, the Acquired Companies (collectively “Owned Intellectual Property Rights”).

10.8.3	None of the Owned Intellectual Property Rights is subject to or otherwise affected by any license or authority in favor of another or any Encumbrance, nor is there any agreement, arrangement or commitment to give or create any of the foregoing, and, to Seller’s Knowledge, no person has claimed to be entitled to any of the foregoing.

10.8.4	All Owned Intellectual Property Rights are valid and enforceable.

10.8.5	To Seller’s Knowledge, none of the Owned Intellectual Property Rights is being infringed, attacked or opposed by any person.

10.8.6	To Seller’s Knowledge, there is no and has not been any misuse by the Acquired Companies of any confidential or proprietary industrial or commercial information or techniques of any person nor of any other know-how of any person.

10.8.7	To Seller’s Knowledge, none of the Intellectual Property Rights used in the business of the Acquired Companies is infringing or has been alleged to infringe any Intellectual Property Rights of any person.

10.8.8	No claims have been made nor, to Seller’s Knowledge, are any claims threatened, which, if pursued or granted, might be material to the correctness of Seller’s Warranties in Clauses 10.8.4 through 10.8.7.

10.8.9	To Seller’s Knowledge, no confidential or proprietary industrial or commercial information or techniques of the Acquired Companies nor any other know-how of any Acquired Company has been disclosed to any person except in the ordinary course of business and subject to customary confidentiality undertakings.

10.8.10	All Intellectual Property Rights made by current or former employees of the Acquired Companies and used or intended to be used in the business of the Acquired Companies have been made in the normal course of duties of the employees concerned, and there are no outstanding or, to Seller’s Knowledge, potential claims against the Acquired Companies for employee compensation or ownership in respect of any rights, title or interest in, to or under any such Intellectual Property Rights.

10.8.11	All consultants, contractors and similar persons having contributed to any making of any Owned Intellectual Property Rights have assigned to the relevant Acquired Company, by operation of law or by written contract, all rights, title or interest in, to or under any such Intellectual Property Rights.

10.8.12	All Intellectual Property Rights used in the business of the Acquired Companies but not owned by the Acquired Companies are lawfully used with the consent of the owner either under the licenses, to the extent such Intellectual Property Rights constitutes off-the-shelf software freely available commercially (such as Microsoft Office), under applicable click or shrink wrap or similar licenses, all fees and other charges in respect thereof have been duly paid, there is no and, to Seller’s Knowledge, has not been any breach or infringement of any of the terms or conditions for any such license, all such licenses are in full force and effect, and there is no ongoing or, to Seller’s Knowledge, threatening action or proceeding which seeks the variation, revocation or suspension of any such license or, to Seller’s Knowledge, any substantial risk that such licenses will not, as applicable, be possible to renew or prolong.

10.8.13	To Seller’s Knowledge, all Intellectual Property Rights which are necessary in order to conduct the business of the Acquired Companies in all material respects in the same way, and on unchanged financial and other conditions, as presently conducted are either Owned Intellectual Property Rights or lawfully used with the consent of the owner.

10.8.14	Each Acquired Company has in place procedures to prevent unauthorized access and the introduction of viruses, and the taking and storing on-site and off-site back-up copies of the software and data used, generated, created or otherwise arisen in connection with the business of the Acquired Companies.

10.9	Other assets

10.9.1	To Seller’s Knowledge, the Assets held, leased or used under license by the Acquired Companies include all of the material assets and properties of every type and description that are necessary for use in the conduct of the Transferred Business in all material respects as conducted prior to the Closing, including after giving effect to the Restructuring. The Assets that are material to the operation of the Transferred Business are subject normal industry wear and tear and have been operated and maintained in the ordinary course of business.

10.9.2	Except as disclosed in Schedule 10.9.2, all material plants, machinery, vehicles, other equipment and other assets used in connection with the business of, and owned by, the Acquired Companies are free from all Encumbrances, and none is the subject of any factoring arrangement, hire purchase, leasing, rental, conditional sale, or credit sale agreement.

10.9.3	All material plants, machinery, vehicles, other equipment and other assets used in connection with the business of the Acquired Companies are subject to normal industry wear and tear and have been maintained in the ordinary course of business.

10.9.4	There are no current or, to Seller’s Knowledge, threatened claims on or to the Acquired Companies for recovery in bankruptcy (Sw. återvinning) of any of its plants, machinery, vehicles, other equipment or any other assets.

10.10	Inventory

10.10.1	Except as disclosed in Schedule 10.10 (i) all inventories of the Acquired Companies (including raw materials, work-in-progress, and finished goods) (collectively, “Inventory”) are valued on the books and records of the Acquired Companies at the lower of cost or market net of discounts, rebates and adequate provisions for non-conforming inventories, (ii) all of the finished goods Inventory is in good, merchantable, and usable condition, and (iii) none of the Inventory is obsolete, has been consigned to others or is on consignment from others.

10.10.2	Except as disclosed in Schedule 10.10 all of the finished goods Inventory is in a condition which is salable in the ordinary course of business within a reasonable period of time and at the price stated in the order book.

10.11	Contracts

10.11.1	All Material Contracts are in writing and the current provisions of each Material Contract are provided for by the wording of the relevant contract and the Standard Terms and Conditions.

10.11.2	None of the Acquired Companies has during the three preceding years or is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the competition laws of any jurisdiction in which the Acquired Companies conduct business.

10.11.3	None of the Acquired Companies is:

(a)	in default under any provision of any Material Contract and no event has occurred which would constitute such a default;

(b)	a party to any Contract not undertaken wholly on “arm’s length” terms and conditions (i.e. on such terms as they would have been made if the parties were independent parties);

(c)	a party to any Contract not consistent in all material respects with fair market terms, conditions and prices or with applicable laws and regulations; or

(d)	a party to any Contract the content of which is intended to materially restrict, or having an effect which restricts, the Acquired Companies’ or any other person’s freedom to carry out its business in any part of the world in such manner as it deems fit.

10.11.4	The execution of the Agreement, the consummation of the transactions provided for herein, or the fulfilment of the terms hereof will not (i) result in a material breach of any of the terms and provisions of, or constitute a default under or conflict with, any Material Contract, (ii) give any other party the right to terminate, cancel or change the terms or conditions of any Material Contract, or (iii) result in any acceleration of any right or obligation, or in a loss of any benefit, of any Acquired Company under any Material Contract.

10.11.5	Except as disclosed in Schedule 10.11.5 no Material Contract contains a provision requiring the consent of a party in the event of a change in control or ownership of the other party.

10.11.6	Except as disclosed in Schedule 10.4.9(e) no notice of termination of any Material Contract has been given and, to Seller’s Knowledge, no party intends to terminate any Material Contract.

10.12	Regulatory and environmental

10.12.1	No material orders, decrees, judgements, complaints, injunctions, cautions, remarks, claims or actions by any governmental entity or the similar, or the public or any third party, have been directed towards or issued to any Acquired Company except as have been fully resolved and addressed and are no longer outstanding.

10.12.2	All required Permits, including all Environmental Permits, have been obtained by each Acquired Company to enable it to carry on its business and all such Permits are valid and subsisting and all fees and notices necessary to maintain the same have been duly paid or issued. Each Acquired Company has complied with and is in all material respects in compliance with all those Permits.

10.12.3	Each of the Acquired Companies is and at all times since January 1, 2010 has been in compliance in all material respects with all laws, including all Environmental Laws and all laws relating to the import or export of goods, applicable to it or to the conduct of its business or the ownership of its assets. Since January 1, 2010 no Acquired Company has received any written notice of any actual or alleged claim or violation of any law, including any Environmental Law or any law relating to the import or export of goods.

10.12.4	There are no circumstances which may lead to any of the Environmental Permits held by any Acquired Company being revoked, not renewed or changed in a way that could materially adversely affect the activities of the Acquired Companies.

10.12.5	Seller has provided to Buyers all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to Seller and the Acquired Companies regarding environmental matters pertaining to, or the environmental condition of, the leased and owned real property or any other real property now or previously owned, occupied, leased or otherwise used by the Acquired Companies at any time.

10.12.6	All liabilities for Remedial Action of the Acquired Companies are adequately reserved for in the books of the Acquired Companies in accordance with the Accounting Principles.

10.12.7	Except as disclosed in Schedule 10.12.7, none of the Acquired Companies has by contract or otherwise undertaken or accepted any liability for Remedial Action nor is any Acquired Company subject to, has received notice of or, to Seller’s Knowledge, expects any such liabilities or claims.

10.12.8	Except as set forth in Schedule 10.12.8, to Seller’s Knowledge no activity of any Acquired Company during a period of five years prior to Closing has resulted in pollution or contamination of, or the release or any hazardous or toxic substance or waste to, the environment in a way that could reasonably be expected to require an Acquired Company to take or compensate for Remedial Action pursuant to any Environmental Law.

10.13	Insurances

10.13.1	Copies of all material insurance policies, or summaries accurately reflecting such policies, of the Acquired Companies have been provided in the Data Room Documents. All such insurance policies are in full force and effect and will remain in full force and effect on unchanged conditions at least until the Closing Date. Nothing has been done or omitted to be done which would make any such policy or insurance void or voidable, or which may involve any material reduction or mitigation of any insurance proceeds under any such policy or insurance.

10.13.2	No claims have been made, no claims are outstanding and, to Seller’s Knowledge, there are no facts or circumstances that may give rise to a claim under any of the above-mentioned insurance policies.

10.14	Claims and disputes

10.14.1	Except for liabilities for which there is a reserve reflected in the Pro Forma Accounts (a) there are no actual material claims outstanding, pending or, to Seller’s Knowledge, threatened against the Acquired Companies involving a service provided or a product manufactured, produced, distributed or sold by or on behalf of the Acquired Companies relating to an alleged defect in design, manufacture, materials or workmanship, performance, or alleged failure to warn, or an alleged breach of any guarantee or warranties or representations, other than notices or claims that have been settled or resolved prior to the date of this Agreement or that are within normal warranty experience of the Acquired Companies and (b) there is no material defect with respect to any of the Acquired Companies’ products that are not within normal warranty experience of the Acquired Companies.

10.14.2	The warranty reserves of the Acquired Companies in the Pro Forma Accounts are adequate pursuant to the Accounting Principles.

10.14.3	Except as disclosed in Schedule 10.14.4 there are no current material claims, complaints or remarks from or by any of the customers, sales representatives, agents, distributors, manufacturers, suppliers, partners or competitors of the Acquired Companies, nor any material or potentially material claims, complaints, remarks, inspections or investigations from or by any authority or other body (e.g., competition/anti-trust authorities, environmental authorities and tax authorities) made against the Acquired Companies, and, to Seller’s Knowledge, no such claims, complaints, remarks, inspections or investigations are threatened. No customer, sales representative, agent, distributor, manufacturer, supplier, partner or competitor of the Acquired Companies has advised Seller or any Acquired Company in writing or, to Seller’s Knowledge, orally that it is not continuing, or is terminating or making a material adverse change with respect to, its business with the Transferred Business and, to Seller’s Knowledge, no such Person has any intention to do so.

10.14.4	Except as disclosed in Schedule 10.14.4, none of the Acquired Companies is party in any ongoing civil, criminal or administrative litigation or arbitral or other proceedings and, to Seller’s Knowledge, no such litigation or arbitral or other proceeding is threatening.

10.14.5	None of the Acquired Companies is subject to or otherwise affected by any material judgment, order, decision, decree or settlement that it has not fully complied with or any judgment, order, decision, decree or settlement which materially restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit.

10.14.6	The standard terms and conditions of sale for each Acquired Company (the “Standard Terms and Conditions”) have been provided in the Data Room Documents. Except as disclosed in Schedule 10.14.6, no product sold by any Acquired Company is subject to any guarantee, warranty, or other indemnity that would impose obligations on the Acquired Companies that are materially greater than those imposed under the Standard Terms and Conditions.

10.15	Relationship with Seller

10.15.1	Except as disclosed in Schedule 10.15.1, there are no Contracts between any Acquired Company, on the one hand, and a Seller or any of its Affiliates (other than the Acquired Companies) or any employee or family associate of any of the foregoing, on the other hand.

10.15.2	Except as disclosed in Schedule 10.15.2, there is no indebtedness nor any indemnity, guarantee or security arrangement between any Acquired Company, on the one hand, and a Seller or any of its Affiliates (other than the Acquired Companies) or any employee or family associate of any of the foregoing, on the other hand.

10.16	No finder’s fee etc.

Except for the Transaction Bonuses no finder’s fee, commission, brokerage fee, bonus or other fee or remuneration is payable by the Acquired Companies in connection with the negotiation, preparation or execution of the Agreement, the consummation of the transactions contemplated by it or otherwise in connection with the transactions contemplated by it.

10.17	Anti-Bribery and Sanctions

10.17.1	To Seller’s Knowledge none of the Acquired Companies or any Associated Person, has directly or indirectly given, made, offered or received, or attempted to, promised to, or agreed to give, offer or receive any payment, gift or other advantage in material violation of the Anti-Bribery Laws or which could constitute a material offence under the Anti-Bribery Laws.

10.17.2	To Seller’s Knowledge, neither the Acquired Companies nor any Associated Person is the subject of, or otherwise involved in, an investigation, inquiry or enforcement proceedings, whether concluded, pending or threatened, by any governmental, administrative or regulatory body or any customer regarding practices that may constitute an offence under the Anti-Bribery Laws, or has admitted to, settled or been found by a court, regulator, or enforcement agency in any jurisdiction to have engaged in practices that are or may be in violation of the Anti-Bribery Laws.

10.17.3	To Seller’s Knowledge, none of the Acquired Companies or any Associated Persons has, directly or indirectly, created or used any “off book” bank or cash account.

10.17.4	Copies of all Material Contracts with and between the Acquired Companies and all of the currently retained commercial agents/third party representatives and currently existing joint venture partners of the Acquired Companies have been provided in the Data Room Documents.

10.17.5	Except as disclosed in Schedule 10.17.5, none of the Acquired Companies:

(a)	is a Sanctioned Person;

(b)	has an Associated Person or a customer/client which is a Sanctioned Person or is located, organized or resident in a Sanctioned Country;

(c)	has business dealings or commercial arrangements directly or indirectly with a Sanctioned Person or a Sanctioned Country;

(d)	makes available directly or indirectly assets, funds or other economic resources to or for the benefit of a Sanctioned Person or a Person located, organized or resident in a Sanctioned Country; or

(e)	in any other way engages in any activity prohibited by Sanctions.

10.18	Other

The information contained in this Agreement and the Data Room Documents has, to Seller’s Knowledge, been gathered and prepared in good faith with the aim that such information should in all material respects give a true, fair and complete account of the business, financial, legal and other affairs of the Acquired Companies and not to be materially misleading. To Seller’s Knowledge, neither the Seller nor any Acquired Company has omitted to disclose any information which reasonably could be expected to have materially affected the decision of a professional and experienced buyer with well-reputed advisors to acquire the Transferred Shares on the terms and conditions set forth in this Agreement.

11.	Warranties of Buyers

Except as set forth in the Ampco SEC Documents filed since December 31, 2013 and prior to the date of this Agreement (the “Recent SEC Reports”) (excluding any forward-looking statements, risk factors and other similar statements in such Recent SEC Reports that are cautionary, non-specific or predictive in nature), Buyers warrant, jointly and severally, to Seller that the statements set forth in the subsequent provisions of this Clause 11 (collectively the “Buyers’ Warranties”) are correct at the date of the Agreement and at the Closing Date.

11.1	Buyers’ right and power

11.1.1	Buyers have the requisite power, authority and funds to execute and perform the Agreement and any other documents and instruments to be executed by Buyers under the Agreement, and all necessary corporate and other actions to authorize and empower Buyers’ said execution and performance have been taken.

11.1.2	The Agreement constitutes, and the other documents and instruments to be executed by Buyers under the Agreement will (when executed) constitute, valid and binding obligations of Buyers in accordance with their respective terms.

11.1.3	Buyers execution and performance of the Agreement or any documents or instruments to be executed by Buyers under it do not and will not:

(a)	result in a breach of Buyers articles of association or other constitutional documents;

(b)	result in a breach of any resolution adopted by the shareholders or board of directors of Buyers; or

(c)	result in a breach of any judgement, order or decree of any competent court or governmental, regulatory or other authority by which a Buyer is bound or of any agreement to which a Buyer is a party or by which a Buyer is bound.

11.1.4	Each Buyer is entitled to consummate the transactions contemplated by the Agreement without the consent of any third party and, subject only to Clause 5.1, is otherwise not required to make any filing with, give any notice to, or obtain any consent from any governmental, regulatory or other authority in connection with the execution of the Agreement or the Closing and consummation of the transactions contemplated by the Agreement.

11.2	Securities law compliance

11.2.1	Ampco has timely filed (or furnished, as applicable) all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act, the Exchange Act and the rules and regulations of the NYSE with the SEC since December 31, 2013 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “Ampco SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Ampco SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and the rules and regulations of the NYSE, in each case as applicable to such Ampco SEC Documents. None of the Ampco SEC Documents, as of the date of its filing or furnishing, or as of the date of the last amendment to such document, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

11.2.2	The financial statements of Ampco included in the Ampco SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and on that basis fairly present in all material respects the consolidated financial position of Ampco and Ampco’s Subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

11.2.3	As and to the extent described in the Ampco SEC Documents, Ampco and Ampco’s Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with US GAAP. Ampco (A) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) designed to ensure that material information relating to Ampco, including its consolidated Subsidiaries, is made known to the management of Ampco by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Ampco’s auditors and the audit committee of Ampco’s Board of Directors (1) any significant deficiencies or material weakness in the design or operation of internal controls which would adversely affect in any material respect Ampco’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Ampco’s internal controls.

11.3	Anti-Bribery and Sanctions

11.3.1	To Buyers’ Knowledge no Buyer or Buyers’ Affiliate or any Associated Buyer Person, has directly or indirectly given, made, offered or received, or attempted to, promised to, or agreed to give, offer or receive any payment, gift or other advantage in material violation of the Anti-Bribery Laws or which could constitute a material offence under the Anti-Bribery Laws.

11.3.2	To Buyers’ Knowledge, no Buyer or Buyers’ Affiliate or any Associated Person is the subject of, or otherwise involved in, an investigation, inquiry or enforcement proceedings, whether concluded, pending or threatened, by any governmental, administrative or regulatory body or any customer regarding practices that may constitute an offence under the Anti-Bribery Laws, or has admitted to, settled or been found by a court, regulator, or enforcement agency in any jurisdiction to have engaged in practices that are or may be in violation of the Anti-Bribery Laws.

11.3.3	To Buyers’ Knowledge, no Buyer or Buyers’ Affiliate or any Associated Persons has, directly or indirectly, created or used any “off book” bank or cash account.

11.3.4	Each Buyer and each Buyers’ Affiliate has in place adequate policies and other procedures for the purpose of ensuring compliance with and preventing violations of the Anti-Bribery Laws and Sanctions. All current employees of Buyers and Buyers’ Affiliates have been given adequate training in relation to Anti-Bribery Laws and the policies and procedures of Buyers and Buyers’ Affiliates designed to ensure compliance with and prevent violations of the Anti-Bribery Laws and Sanctions.

11.3.5	Copies of all contracts and agreements with and between Buyers or Buyers’ Affiliates and all of the currently retained commercial agents/third party representatives and currently existing joint venture partners of Buyers or Buyers’ Affiliates have been provided to Seller.

11.3.6	No Buyer or Buyers’ Affiliate:

(a)	is a Sanctioned Person;

(b)	has an Associated Buyer Person or a customer/client which is a Sanctioned Person or is located, organized or resident in a Sanctioned Country;

(c)	has business dealings or commercial arrangements directly or indirectly with a Sanctioned Person or a Sanctioned Country;

(d)	makes available directly or indirectly assets, funds or other economic resources to or for the benefit of a Sanctioned Person or a Person located, organized or resident in a Sanctioned Country; or

(e)	in any other way engages in any activity prohibited by Sanctions.

12.	Altor’s Warranties

Altor warrants to Buyers that the statements set forth in the subsequent provisions of this Clause 12 (collectively the “Altor’s Warranties”) are correct at the date of the Agreement and at the Closing Date.

12.1	Altor’s right and power

12.1.1	Altor has the requisite power, authority and funds to execute and perform the Agreement and any other documents and instruments to be executed by Altor under the Agreement, and all necessary corporate and other actions to authorize and empower Altor’s said execution and performance have been taken.

12.1.2	The Agreement constitutes, and the other documents and instruments to be executed by Altor under the Agreement will (when executed) constitute, valid and binding obligations of Altor in accordance with their respective terms.

12.1.3	Altor’s execution and performance of the Agreement or any documents or instruments to be executed by Altor under it do not and will not:

(a)	result in a breach of Altor’s articles of association or other constitutional documents;

(b)	result in a breach of any resolution adopted by the shareholders or board of directors of Altor; or

(c)	result in a breach of any judgement, order or decree of any competent court or governmental, regulatory or other authority by which Altor is bound or of any agreement to which Altor is a party or by which Altor is bound.

12.1.4	Altor is entitled to consummate the transactions contemplated by the Agreement without the consent of any third party and, subject only to Clause 5.1, is otherwise not required to make any filing with, give any notice to, or obtain any consent from any governmental, regulatory or other authority in connection with the execution of the Agreement or the Closing and consummation of the transactions contemplated by the Agreement.

13.	Seller’s indemnification and limitation of liability

13.1	General indemnification

13.1.1	Seller and Altor shall, jointly and severally, indemnify, defend, and hold Buyer harmless from and against all Loss resulting from, arising out of or relating to any misrepresentation, breach of Seller’s Warranty or breach or non-fulfilment of a covenant or any other breach of the Agreement on the part of Seller.

13.1.2	Buyers’ sole and exclusive remedy against Seller for breach of any Seller’s Warranty shall be to claim a reduction of the Purchase Price and Buyers shall not, other than pursuant to Clause 5.7, be entitled to any other remedies, including, without limitation termination or rescission of contract. A reduction of the Purchase Price for breach of any Sellers’ Warranty shall be on a USD by USD basis for an amount corresponding to the Loss incurred by Buyers and/or the Acquired Companies. For the avoidance of doubt, Buyers shall not, other than pursuant to Clause 5.7, be entitled to termination or rescission of contract due to breach of any Altor’s Warranty and no Loss shall be calculated on a multiples basis.

13.1.3	The Parties have agreed that Buyers shall make any claim for compensation for any Loss incurred due to a breach of Seller’s Warranties or under the specific indemnity in Clause 14.2 under the R&W Insurance only and in no event against Seller or Altor, except for Loss due to, and in each case only to the extent not indemnified under the R&W Insurance:

(a)	breach of the Seller’s Warranties set forth in Clauses 10.1-10.3.8 and 10.16 (the “Fundamental Warranties”);

(b)	breach of the Seller’s Warranties set forth in Clause 10.5 (the “Tax Warranties”);

(c)	the specific indemnity in Clause 14.2;

(d)	breach of the Excluded Warranties;

(e)	breach of the Seller’s Warranties as identified in the Bring-Down of Disclosures which has not been rectified by Closing.

13.2	Limitations

13.2.1	Limitations in time

13.2.1.1	Any claim by a Buyer under Clause 13.1 for breach of a Seller’s Warranty, but not an Excluded Warranty, may be made until 24 months after the Closing Date, provided that such limit in time shall not apply to claims for breach of any Fundamental Warranty, Tax Warranty, the warranties in Clause 10.12, the specific indemnities in Clause 14, breach or non-fulfilment of a covenant or any other breach of the Agreement on the part of Seller, which may be made until three (3) years after the Closing Date or, in the event that Altor Fund II is extended, the last Business Day of such extension.

13.2.1.2	Any claim by a Buyer under Clause 13.1 for breach of an Excluded Warranty may be made until 30 March 2017.

13.2.1.3	A claim against Seller and/or Altor for breach of a Seller’s Warranty shall be notified in writing to Seller and Altor as soon as reasonably practicable after a Buyer has become aware of any matter or circumstance that may give rise to a claim against Seller and/or Altor and in any event within 30 Business Days. Where the liability of Seller or Altor in respect of such claim is increased as a result of any breach by Buyers of this Clause 13.2.1.3, neither Seller nor Altor shall be liable in respect of such increase.

13.2.1.4	Any claim notified to Seller and/or Altor shall be deemed to have been irrevocably withdrawn if proceedings have not been initiated within 6 months after (i) the expiry of the relevant time period set forth in Clause 13.2.1.1 or (ii) in the case of any claim for a contingent liability which has been notified within the time periods in Clause 13.2.1, the time when such liability becomes an actual liability.

13.2.2	Limitations in amount

13.2.2.1	A Buyer shall not be entitled to compensation for a Loss due to a breach of Seller’s Warranties (other than breaches of the Fundamental Warranties, the Tax Warranties and the warranty in Clause 10.4.7) unless the amount of such Loss (or series or pattern or related Losses) equals or exceeds USD 50,000 and the aggregate of such Losses equals or exceeds and amount of USD 800,000 provided that Buyers shall be entitled to be indemnified for the amount of the Loss exceeding USD 400,000 if and when the Loss equals or exceeds USD 800,000.

13.2.2.2	A Buyer shall not be entitled to compensation for a Loss due to a breach of the Tax Warranties or the specific indemnities in Clause 14.1.1(b) in relation to paragraph 1 of Schedule 14.1.1(b) only and Clause 14.2 unless the amount of such Loss (or series or pattern or related Losses) equals or exceeds USD 50,000 and the aggregate of such Losses equals or exceeds and amount of USD 800,000 provided that Buyers shall be entitled to be indemnified for the amount of the Loss exceeding USD 400,000 if and when the Loss equals or exceeds USD 800,000.

13.2.2.3	Seller’s and Altor’s aggregate liability to compensate Buyers for (i) breach of the Excluded Warranties (except the Tax Warranties), (ii) the specific indemnities in Clauses 14.1.1(b) (excluding paragraph 1 of Schedule 14.1.1(b)) and (iii) breach of the Seller’s Warranties (except the Tax Warranties) as identified in the Bring-Down of Disclosures which has not been rectified by Closing, in each case only to the extent not indemnified under the R&W Insurance, shall not exceed USD 5,000,000.

13.2.2.4	Seller’s and Altor’s aggregate liability to compensate Buyers for (i) breach of the Tax Warranties and (ii) the specific indemnities in Clause 14.1.1(b) in relation to paragraph 1 of Schedule 14.1.1(b) only and Clause 14.2, in each case only to the extent not indemnified under the R&W Insurance, shall not exceed USD 5,000,000.

13.2.2.5	Notwithstanding anything to the contrary in this Agreement, the Parties have agreed that Seller’s and Altor’s aggregate liability to compensate Buyers in respect of all breaches of this Agreement shall not exceed the Purchase Price.

13.2.3	Buyers’ knowledge

Neither Seller nor Altor shall be liable to compensate Buyers for Loss as a result of a breach of this Agreement to the extent that the fact, matter, occurrence or event giving rise to the breach as of the date of this Agreement was (i) known by a Buyer which means the actual knowledge of the persons listed on Schedule 13.2.3, or (ii) fairly disclosed in the Data Room Documents or in this Agreement (including the Schedules) (“Buyers’ Knowledge”). For the avoidance of doubt, all disclosures made in the Schedules are made against the Seller’s Warranties as a whole.

13.2.4	No other warranties

Seller’s Warranties and Altor’s Warranties are the only warranties made and Buyers may not rely, and has not relied, on any other information, statement or warranty (expressed or implied) whether based on the Swedish Sales of Goods Act (Sw. Köplag (1990:931)), any other law or otherwise.

13.2.5	Miscellaneous

13.2.5.1	If a Loss has occurred before such date referred to in Clause 13.2.1 but the amount of the Loss cannot reasonably be quantified by Buyers at that time, Buyers may, within the time lines specified in Clause 13.2.1, forward a claim without including any specification of the amount. In such case Buyers shall, within a reasonable time after the amount can be quantified, provide Seller and Altor with said information. For the avoidance of doubt, Seller and Altor shall not be liable for any claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability.

13.2.5.2	For purposes of applying the limitations of this Clause 13.2 and for purposes of the indemnification obligation in Clause 14 for any claim for compensation for Loss, the value of the Loss shall be converted to USD using the applicable Exchange Rate of the date or dates on which the Loss was incurred by a Buyer. Any amounts payable shall be made in the currency in which the Loss was incurred or, at the election of Buyers, in USD at the applicable Exchange Rate.

13.2.5.3	Neither Seller nor Altor shall be liable for any claim to the extent that:

(a)	the claim arises or is increased as a result of any increase in the rates of Taxes announced or becoming effective (whether or not retrospectively) on or after the Closing Date; or

(b)	the claim arises as a result of any changes made after Closing in the accounting bases, policies, practices or treatment of a Buyer or any of the Buyer’s Affiliates; or

(c)	the claim arises or is increased through the failure or omission by any Acquired Company after Closing to make any claim, election, surrender, disclaimer or to do any other thing which was taken into account in computing the provision for Tax in the Accounts; or

(d)	any relief or other deduction arising before Closing is available (or would have been available but for the failure by an Acquired Company to make an election after Closing) to reduce or otherwise mitigate the liability, provided that any such election, reduction, or mitigation would not cause an increase in liability for Tax in a Post-Closing Tax Period, of any Acquired Company for Tax which is the subject of such claim.

13.2.5.4	Seller shall not be liable for any claim to the extent that allowance, provision or reserve for the matter giving rise to such claim has been made and clearly identified as an allowance, provision or reserve for such matter in the Pro Forma Accounts and has been taken into account for the purposes of determining Net Working Capital.

13.2.5.5	Neither Seller nor Altor shall be liable for any claim to the extent arising or increased directly or indirectly as a result of any voluntary act or omission of any Buyer or any of the Buyers’ Affiliates (including, following Closing, the Acquired Companies) after the date of this Agreement save, in each case, for any act, omission or transaction (i) required by any Buyer, any of the Buyers’ Affiliates or any Acquired Company by any obligation existing prior to the date of this Agreement or by applicable law; or (ii) carried out in the ordinary course consistent with past practices of the Acquired Companies.

13.2.5.6	Neither Seller nor Altor shall be liable for any claim to the extent that the liability arises or is increased as a result of any legislation not in force at the Closing Date.

13.2.5.7	Nothing in this Agreement shall in any manner limit the Buyers’ or any Acquired Company’s duty to mitigate its Loss under applicable law.

13.2.5.8	Neither Seller nor Altor shall be liable for any claim to the extent that:

(a)	the matter giving rise to such claim has been made good or Buyers are otherwise compensated for the Loss;

(b)	or the claim is recoverable under any insurance policy (or would have been recoverable had Buyers and their Affiliates maintained in force insurance coverage for the Acquired Companies similar to that in force at Closing).

13.2.5.9	If any Loss for which the Seller and/or Altor are liable under this Agreement is a tax-deductible item for any Buyer or any Acquired Company, the recoverable loss or cost shall be reduced only by an amount equivalent to the net reduction in Taxes actually realized by any Buyer or Acquired Company that is directly attributable to such tax deductible item.

13.2.5.10	Where a Buyer or an Acquired Company is entitled to recover from any Person (not being an Acquired Company) a sum which indemnifies or compensates Buyers or the Acquired Company (in whole or in part) in respect of the Loss which is the subject matter of the claim, Buyers shall as soon as reasonably practicable notify Seller and Altor thereof in writing and:

(a)	Seller and/or Altor shall, if subrogation is possible and the claim relates to an existing customer or supplier of the Transferred Business or an Excluded Loss, be subrogated to all rights that Buyers have, or the Acquired Company has, in respect of the claim against the Person and Buyers shall, and shall procure that the relevant Acquired Company shall, subject to reasonable notice, make available during normal office hours any representatives and/or information reasonably requested by Seller and/or Altor for the purposes of pursuing such subrogated rights; or

(b)

if subrogation is not possible or the claim does not relate to an existing customer of the Transferred Business or an Excluded Loss, Buyers shall, and shall procure that the relevant Acquired Company shall, take all steps as Seller and/or Altor may reasonably require to enforce recovery of such amount.

Buyers shall keep Seller and Altor fully informed of the progress of such recovery and shall provide copies of all relevant correspondence and documentation. Upon recovery of such amount by a Buyer or an Acquired Company, Buyers shall:

(i)	deduct the full amount recovered less any reasonable costs properly incurred and documented in obtaining such recovery from the claim (if the entitlement of a Buyer and/or an Acquired Company to recover arose before payment is made by Seller or Altor under the claim); or

(ii)	repay to Seller or Altor (as applicable) the lesser of such amount paid by Seller or Altor to Buyers under the claim or the full amount recovered by Buyers less any reasonable costs properly incurred and documented in obtaining such recovery (if the entitlement to recover arose after payment had been made by Seller and/or Altor under the claim).

13.2.5.11	Buyers shall not be entitled to recover from Seller and/or Altor under this Agreement more than once in respect of the same Loss suffered. For the avoidance of doubt, recovery by any Acquired Company or Buyers’ Affiliate shall be deemed to be recovery by Buyers.

13.3	Set-off

In the event of Buyers’ claim for Loss caused by breach of a Seller’s Warranty or Altor’s Warranty not covered by the R&W Insurance and/or any claims for any other breach of this Agreement, Altor shall designate whether such claim shall be set-off against any amount outstanding under the Notes or paid in cash (or a combination thereof). Should Altor (i) fail to make such designation within ten (10) Business Days after such claim has been finally determined; or (ii) in the event that Altor have designated that such claim shall be paid (wholly or partly) in cash and Altor and/or Seller fail to pay in full such cash amount ten (10) Business Days after the designation was duly made, Buyers shall be entitled, at their sole discretion, to set-off such claims against any amount outstanding under the Notes.

13.4	Fraud, etc.

The limitations of Seller’s or Altor’s liability set forth in Clause 13 and elsewhere in this Agreement shall not apply to exclude or limit any claim (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) for willful default, fraud or gross negligence on the part of Seller or Altor.

14.	Specific indemnifications

14.1	Excluded Loss, etc.

14.1.1	Notwithstanding anything to the contrary in the Agreement and furthermore notwithstanding Buyers’ Knowledge, Seller and Altor shall, jointly and severally, compensate Buyers on a USD by USD basis for:

(a)	any and all Excluded Losses suffered by a Buyer or any Acquired Company, including any claims that may be made after the Closing against Seller or the Acquired Companies by third-parties relating to any Excluded Loss; and

(b)	any and all Loss suffered by a Buyer or any Acquired Company resulting from or otherwise related to or as a consequence of the events and circumstances set forth in Schedule 14.1.1(b).

14.1.2	In the event that an indemnification obligation based on the same set of facts and circumstances arises under Clause 14.1.1 and Clause 14.2, Clause 14.1.1 shall govern. In the event that an indemnification obligation based on the same set of facts and circumstances arises under Clause 13.1.3(b) and Clause 14.2, Buyers shall first make such indemnification claim under the R&W Insurance to the extent indemnified thereunder, and any amounts due to Buyer pursuant to Clause 14.2 but not recovered by Buyer under the R&W Insurance shall remain subject to the indemnification obligation under Clause 14.2; provided further that facts and circumstances resulting in a Loss that create an indemnification obligation under Clause 14.2 but that do not create an indemnification obligation under Clause 13.1.3(b) shall remain subject to the indemnification obligation under Clause 14.2.

14.1.3	For the avoidance of doubt, the indemnification obligation in Clause 14.1.1(a) shall not be subject to any other limitations than the three (3) year limitation in time in Clause 13.2.1.1 including any extension of such time period made in accordance with Clause 13.2.1.1 and the limitation in amount in Clause 13.2.2.5.

14.2	Tax indemnity

From and after the Closing, each Buyer and each Acquired Company shall, notwithstanding anything to the contrary in the Agreement and furthermore notwithstanding Buyers’ Knowledge, be indemnified by Seller and Altor, jointly and severally, from and against any Taxes and Losses attributable to (i) all Taxes (or the non-payment thereof) of Seller and the Acquired Companies for all Pre-Closing Tax Periods; (ii) all Taxes for Pre-Closing Tax Periods of any member of an affiliated, consolidated, combined or unitary group of which any of the Acquired Companies is or was a member on or prior to the Closing Date, including pursuant to US Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law; and (iii) any Taxes and Losses attributable to or arising from a breach by Seller of a covenant in Clause 19; provided, however, that Buyers shall not be indemnified to the extent such Taxes were taken into account in determining the Purchase Price, as finally determined under Clause 8. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Acquired Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Acquired Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

14.3	Environmental indemnity

14.3.1	Seller and Altor shall, jointly and severally, indemnify, defend, and hold each Buyer harmless from and against all Loss resulting from, arising out of or to the extent caused by any Remedial Action required pursuant to Environmental Law or otherwise required by a governmental authority, or any noncompliance with Environmental Law as of the effective date of this Agreement, in relation to the study described in Schedule 9.5 or the specific environmental issues set forth in Schedule 14.3.1. Notwithstanding the foregoing, Buyers shall not be entitled to indemnity for any environmental condition identified by sampling, testing, or similar measures undertaken by Buyers or any Acquired Company on any property of the Acquired Companies or Seller’s Group after the Closing Date in breach of Clause 9.5.

14.3.2	Seller’s and Altor’s liability to compensate Buyers for Loss pursuant to Clause 14.3.1 in relation to any Remedial Action required pursuant to Environmental Law or otherwise required by a governmental authority in relation to the study described in Schedule 9.5 or otherwise shall not exceed a maximum amount of USD 5,000,000. However, Buyers shall only be entitled to be indemnified for the amount of Loss that exceeds USD 500,000 and Seller and Altor shall only be liable to compensate the Buyers to an amount that corresponds to 80% of the Loss. The limitation in amount of Seller’s and Altor’s liability in this Clause 14.3.2 is applicable only to this Clause and shall not limit the Seller’s and Altor’s liability in relation to any other claims for breach of this Agreement.

15.	Conduct of Third Party Claims

15.1	Except for any Tax contests described in and governed by Clause 19.5, if a Buyer or any of Buyers’ Affiliates becomes aware of any claim or potential claim against it by another person (a “Third Party Claim”) which is reasonably likely to lead to a claim against Seller and/or Altor as set forth in Clause 13.1.3(a) through (e) or in relation to any of the specific indemnities set forth in Clause 14, Buyers shall and shall procure that their Affiliates (as applicable) shall:

15.1.1	as soon as reasonably practicable give Seller and Altor notice in writing of the Third Party Claim;

15.1.2	make no admission of liability or settle or compromise the Third Party Claim without prior consultation with Seller and Altor;

15.1.3	for the duration of the Third Party Claim provide Seller, Altor and their advisers with such information relating to the Third Party Claim as they may reasonably request (including reasonable access to premises and personnel on reasonable notice);

15.1.4	take such actions as Seller or Altor may reasonably request in order to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim, save that the relevant Buyer or the relevant Buyers’ Affiliate may employ its own professional advisers; and

15.1.5	each of Seller and Altor shall be entitled at its own expense and in its absolute discretion, by notice in writing to Buyer, and to the extent such Third Party Claim relates to the ordinary course of the Transferred Business (except for any Excluded Loss) subject to Seller and/or Altor confirming in such notice that Seller and/or Altor are liable for such Third Party Claim pursuant to the terms of this Agreement, to take any action in order to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim in the name of and on behalf of any Acquired Company concerned and such Acquired Company shall, at the request by Seller or Altor, issue any powers of attorney reasonably required or convenient for the purpose of taking any such action in the name of and on behalf of such Acquired Company. For the avoidance of doubt, Seller and Altor shall always be entitled at its own expense and in its absolute discretion, by notice in writing to Buyer, to take any action in order to avoid, defend, dispute, mitigate, appeal, settle or compromise any Third Party Claim relating to an Excluded Loss in the name of and on behalf of any Acquired Company concerned and such Acquired Company shall, at the request by Seller or Altor, issue any powers of attorney reasonably required or convenient for the purpose of taking any such action in the name of and on behalf of such Acquired Company.

15.2	Notwithstanding anything to the contrary in this Clause 15, failure by Buyers to comply with the provisions in this Clause 15 shall only reduce Seller’s and Altor’s liability to compensate Buyers for the relevant Third Party Claim if and to the extent such failure has prejudiced Seller’s or Altor’s rights or increased the Loss.

15.3	The obligations of Buyers and their Affiliates under Clauses 15.1.2 through 15.1.5 shall not apply to a Third Party Claim except for a Third Party Claim relating to an Excluded Loss if, in the reasonable opinion of Buyers, their performance would require a Buyer, any Buyers’ Affiliate or Acquired Company to do or omit to do any act or thing which act or omission would cause a liability or otherwise have an adverse effect for Buyers, any Buyers’ Affiliate and/or any Acquired Company to an amount equal to or exceeding a USD 1,000,000 in addition to any Loss incurred in relation to such Third Party Claim.

16.	Buyers’ indemnification

Buyers shall, jointly and severally, indemnify and hold Seller and Altor harmless from and against all Loss resulting from, arising out of or relating to any misrepresentation, breach of Buyers’ Warranty or breach or non-fulfilment of a covenant or any other breach of the Agreement on the part of Buyers.

16.1	Limitations

16.1.1	Any claim by Seller or Altor for breach of a Buyers’ Warranty may be made until 12 months after the Closing Date, provided that such limit in time shall not apply to claims for breach of any Buyers’ Warranty contained in Clause 11.1 (Buyers’ right and power) or breach or non-fulfilment of a covenant or any other breach of the Agreement on the part of a Buyer which may be made until three (3) years after the Closing Date.

16.1.2	A claim against Buyers for breach of a Buyers’ Warranty shall be notified in writing to Buyers’ as soon as reasonably practicable after a Seller or Altor (as applicable) has become aware of the breach in question and in any event within 40 Business Days. Where the liability of Buyers in respect of such claim is increased as a result of any breach by Seller or Altor of this Clause 16.1.2, Buyers shall not be liable in respect of such increase.

16.1.3	Neither Seller nor Altor shall be entitled to compensation for a Loss due to a breach of Buyers’ Warranties (other than claims for breach of Clause 11.1 (Buyers’ right and power)) unless the amount of such Loss (or series or pattern or related Losses) exceeds USD 50,000 and the aggregate of such Losses exceeds and amount of USD 500,000 provided that Seller and Altor shall be entitled to be indemnified for the full amount of the Loss if and when the Loss equals or exceeds such amount.

16.1.4	Buyers’ liability under this Clause 16, as a result of a breach of Clauses 11.2 through 11.3, shall in no circumstance exceed an amount of USD 10,000,000.

16.1.5	Notwithstanding anything to the contrary in this Agreement, the Parties have agreed that Buyers’ aggregate liability to compensate Seller and/or Altor in respect of all breaches of this Agreement shall not exceed the Purchase Price.

16.1.6	If any Loss for which the Buyers are liable under this Agreement is a tax-deductible item for Seller or Altor, the recoverable loss or cost shall be reduced only by an amount equivalent to the net reduction in Taxes actually realized by Seller or Altor that is attributable to such tax deductible item.

16.2	Miscellaneous

16.2.1

If a Loss has occurred before such date referred to in Clause 16.1.1 but the amount of the Loss cannot reasonably be quantified by Seller or Altor at that time, Seller or Altor may, within the time lines specified in Clause 16.1.1, forward a claim without including any specification of the amount. In such case Seller or Altor shall, within a reasonable time after the amount can be quantified, provide Buyers with said information.

16.2.2	The limitations set forth in Clause 16.1 shall not apply to exclude or limit any claim (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) for willful default, fraud, deliberate non-disclosure or gross negligence on the part of a Buyer.

17.	Altor’s indemnification

Altor shall indemnify and hold each Buyer harmless from and against all Loss resulting from, arising out of or relating to any misrepresentation, breach of Altor’s Warranty or breach or non-fulfilment of a covenant or any other breach of the Agreement on the part of Altor.

17.1	Limitations

17.1.1	Any claim by Buyers for breach of an Altor’s Warranty or breach or non-fulfilment of a covenant or any other breach of the Agreement on the part of Altor may be made until 3 years after the Closing Date.

17.1.2	A claim against Altor for breach of an Altor’s Warranty shall be notified in writing to Altor as soon as reasonably practicable after a Buyer has become aware of the breach in question and in any event within 40 Business Days. Where the liability of Altor in respect of such claim is increased as a result of any breach by a Buyer of this Clause 17.1.2, Altor shall not be liable in respect of such increase.

17.1.3	Notwithstanding the foregoing, the Parties have agreed that Altor’s aggregate liability to compensate Buyers in respect of all breaches of this Agreement shall not exceed the Purchase Price.

17.2	Miscellaneous

17.2.1	If a Loss has occurred before such date referred to in Clause 17.1.1 but the amount of the Loss cannot reasonably be quantified by Buyers at that time, Buyers may, within the time lines specified in Clause 17.1.1, forward a claim without including any specification of the amount. In such case Buyers shall, within a reasonable time after the amount can be quantified, provide Altor with said information.

17.2.2	The limitations set forth in Clause 17.1 shall not apply to exclude or limit any claim (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) for willful default, fraud, deliberate non-disclosure or gross negligence on the part of Altor.

18.	Restrictions on Seller

18.1	For the purpose of assuring to Buyers the full benefit of the business, goodwill and know-how of the Acquired Companies, Seller and/or its Subsidiaries and/or Altor shall not during the period of 36 months after the Closing Date:

(a)	directly or indirectly carry out or be engaged in any business that competes with the business of the Acquired Companies as conducted on the Closing Date;

(b)	directly or indirectly solicit or entice away from the Acquired Companies any person who is on the Closing Date a Key Employee; or

(c)	directly or indirectly solicit or entice away from the Acquired Companies any person, firm or company who is on the Closing Date a customer or supplier of, or consultants engaged by, the Acquired Companies.

18.2	The restrictions in Clause 18.1(a) shall not prohibit Seller or its Subsidiaries or Altor from:

(a)	directly or indirectly carry out or be engaged in any business that competes with the business of the Acquired Companies as conducted on the Closing Date after such time as Buyers cease to carry on or be engaged in a substantial part of such business; and/or

(b)	holding or being interested in up to five (5) per cent. of the outstanding issued share capital of a company listed on any recognized stock exchange.

18.3	The restrictions in Clause 18.1(b) shall not prevent any contact or solicitation made in connection with general advertisement or through an employment agency or recruitment consultant not specifically aimed at such employees.

18.4	For the purpose of Clause 18.5, “Confidential Information” means all non-public information (whether oral or written or in visual, electronic or tangible form) regarding or otherwise relating to the Acquired Companies or to any of their affairs or other business matters which Altor or Seller has become aware of before the Closing Date or which any of Altor’s or Seller’s current or former board members, officers/managers or employees have become aware of before the Closing Date resulting from or otherwise related to or as a consequence of him or her being such a board member, officer/manager or employee (as the case may be) or having served as board member in the Acquired Companies.

18.5	For the purpose of assuring to Buyers the full benefit of the business, goodwill and know-how of the Acquired Companies, Altor and Seller shall at all times:

(a)	keep all Confidential Information strictly confidential and not disclose it (or permit it to be disclosed) to any third party or itself use it (or permit it to be used) for any purpose whatsoever; and

(b)	ensure that all board members, officers/managers and employees referred to in Clause 18.4 keep all Confidential Information strictly confidential and not disclose it (or permit it to be disclosed) to any third party or themselves use it (or permit it to be used) for any purpose whatsoever, without the prior written consent of Buyers, except if, and to the extent that, (i) such disclosure is required by law or any binding stock exchange rules, (ii) such disclosure is required in connection with necessary and confidential contacts with competent authorities, (iii) such disclosure is required in connection with arbitration proceedings dealing with the Parties’ obligations under the Agreement, (iv) the information is or becomes publicly available (other than through a breach of this Agreement), or (v) the information is independently developed after Closing, provided, however, that this Clause 18.5 shall not in any way limit or restrict the Acquired Companies right and ability to carry on its business until the occurrence of Closing. For the avoidance of doubt, any unpermitted disclosure or use of Confidential Information by a person comprised by (b) shall be considered as a breach of Altor or Seller (as applicable).

18.6	Notwithstanding Clause 21.7, this Clause 18 is for the benefit of Buyers as direct or indirect owners of the Transferred Shares and for each of their successors in title, and may be assigned by a Buyer, or by and of its successors in title, without the consent of Altor or Seller.

19.	Tax Matters

The provisions of this Clause 19 shall govern the allocation of responsibility as between Buyer and the Acquired Companies on the one hand, and Seller on the other hand, for certain Tax matters following the Closing.

19.1	Responsibility for filing tax returns

19.1.1	Seller, at its sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all Seller’s Group Tax Returns for the Acquired Companies for all taxable periods.

19.1.2	To the extent that any Acquired Company is permitted under applicable Law to treat the Closing Date as the last day of a taxable period in which the Closing occurs, Seller and Buyers shall treat (and shall cause their respective Affiliates to treat) the Closing Date as the last day of such taxable period with respect to such Acquired Company.

19.1.3

Except with respect to RTI, Buyers shall prepare or cause to be prepared and file or cause to be filed all non-Seller’s Group Tax Returns for the Acquired Companies for all Pre-Closing Tax Periods which have not yet been filed as of the Closing Date (“non-Seller’s Group Tax Returns”). At least 30 days prior to the date on which each such non-Seller’s Group Tax Return is due, Buyers shall submit such tax return (and all relevant work papers and other items required to understand such tax return or other items as reasonably requested by Seller) to Seller for Seller’s review, comment and approval, which shall not be unreasonably withheld, conditioned, or delayed. Seller and Buyers shall work together in good faith to resolve any differences with respect to any tax returns described in this Clause 19, provided that, to the extent there remains any disagreement between Seller and Buyers with respect to such tax returns, the procedures and rules set forth in the dispute resolution mechanism described in Clause 3.2 of Schedule 2.1(c) shall govern. If any dispute with respect to a tax return is not resolved prior to the due date of such tax return, such tax return shall be filed in the manner prepared by Buyers without prejudice to the resolution of such dispute; provided that, once the resolution of such dispute has been determined, such tax returns shall be, if necessary, re-filed or amended to include the final determination of such dispute. Solely to the extent Seller is responsible for such amounts pursuant to Clause 14.2, Seller shall timely pay or cause to be timely paid all Taxes reflected as due on all tax returns described in this Clause 19 attributable to any Pre-Closing Tax Period, no later than five (5) days after the due date for such tax returns. Buyers shall timely pay or cause to be timely paid all Taxes reflected as due on all non-Seller’s Group Tax Returns attributable to any Post-Closing Tax Period.

19.1.4	With respect to RTI, Seller shall prepare or cause to be prepared and file or cause to be filed all RTI U.S. federal, state and local tax returns for all Pre-Closing Tax Periods which have not yet been filed as of the Closing Date (“RTI Tax Return”). At least 30 days prior to the date on which each RTI Tax Return is due, Sellers shall submit such tax return (and all relevant work papers and other items required to understand such tax return or other items as reasonably requested by Buyer) to Buyer for Buyer’s review, comment and approval, which shall not be unreasonably withheld, conditioned, or delayed. Seller and Buyers shall work together in good faith to resolve any differences with respect to any RTI Tax Return provided that, to the extent there remains any disagreement between Seller and Buyers with respect to such tax returns, the procedures and rules set forth in the dispute resolution mechanism described in Clause 3.2 of Schedule 2.1(c) shall govern. If any dispute with respect to a RTI Tax Return is not resolved prior to the due date of such tax return, such tax return shall be filed in the manner prepared by Sellers without prejudice to the resolution of such dispute; provided that, once the resolution of such dispute has been determined, such RTI Tax Return shall be, if necessary, re-filed or amended to include the final determination of such dispute. Solely to the extent Seller is responsible for such amounts pursuant to Clause 14.2, Seller shall timely pay or cause to be timely paid all Taxes reflected as due on all RTI Tax Returns attributable to any Pre-Closing Tax Period, no later than the due date (without extension) for such RTI Tax Returns.

19.2	Transfer Taxes

Any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively,

“Transfer Taxes”), and any penalties or interest with respect to Transfer Taxes shall be paid when due (i) by Seller, to the extent imposed as a result of the Restructuring, and (ii) otherwise split evenly between Buyers and Seller. Buyers will file all necessary tax returns and other documentation with respect to all Transfer Taxes. Buyers and Seller shall, and shall cause their Affiliates to, cooperate in the filing of such tax returns and other documentation, including promptly supplying any information in its possession that is reasonably necessary to complete such tax returns and other documentation, and join in the execution of any such tax returns and other documentation.

19.3	Buyers’ covenant

Each Buyer covenants that it shall not, and shall not cause or permit, without Seller’s prior written consent, any Acquired Company to (a) make any election pursuant to Treasury Regulation Section 301.7701-3 that is effective on or before the Closing Date, (b) file an amended tax return relating to a Pre-Closing Tax Period or any Straddle Period, (c) extend or waive, or cause to be extended or waived, or permit the Acquired Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (d) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period.

19.4	Tax refunds

Any Tax refunds that are received by Buyer or the Acquired Companies, and any amounts credited against Taxes to which Buyer or the Acquired Companies become entitled in a Tax period ending after the Closing Date, that relate to Pre-Closing Tax Periods or portions thereof shall be for the account of Seller. Buyer shall pay over to Seller any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or application of such credit against Taxes, to the extent not taken into account for purposes of the Post-Closing Purchase Price Adjustment.

19.5	Tax contests

Notwithstanding anything to the contrary in this Clause 19, if, in connection with any examination, investigation, audit or other administrative or judicial proceeding in respect of any non-Seller’s Group Tax Return or RTI Tax Return with respect to the income or operations of the Acquired Companies for a Pre-Closing Tax Period, any governmental body issues to the Acquired Companies a notice of an examination, investigation, audit or other administrative or judicial proceeding, a request for documents or other information, written notice of deficiency, a notice of reassessment, a proposed adjustment, or an assertion of claim or demand concerning the taxable period covered by such tax return, Buyers shall notify Seller of the receipt of such communication from such governmental body within 20 Business Days after receiving such communication. Seller shall have the right to represent its interests and to employ counsel of its choice at its expense. Buyers shall have the right to participate in any such Tax proceeding at their own expense. Buyers shall not, and shall not permit the Acquired Companies to, settle or otherwise resolve any issue with respect to any Taxes of the Acquired Companies to the extent that such settlement or other resolution could result in Seller being liable for any amounts pursuant to this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed. Seller shall have the right to control any examination, investigation, audit or other administrative or judicial proceeding in respect of any non-Seller’s Group Tax Return of the Acquired Companies for any Pre-Closing Tax Period to the extent that such examination, investigation, audit or other administrative or judicial proceeding could result in or lead to Seller being liable for any amounts pursuant to this Agreement; provided that Buyers, at Buyers’ sole cost and expense, shall have the right to participate in any such contest. Seller are not entitled to settle, either administratively or after the commencement of litigation, that portion of a Tax proceeding for which Buyers may incur an indemnification obligation or that would result in increased Liability for Buyers for Taxes attributable to a Post-Closing Tax Period without the prior written consent of Buyers, which consent shall not be unreasonably withheld, conditioned, or delayed. For avoidance of doubt, Seller shall have the sole right to control and settle any examination, investigation, audit or other administrative or judicial proceeding in respect of any Seller’s Group Tax Return and Buyer shall have no right to participate therein.

19.6	Tax cooperation

Buyers, the Acquired Companies, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Clause 19 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Companies and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date for a period of seven (7) years or until the expiration of the statute of limitations (and, to the extent notified by Buyers or Seller, any extensions thereof) of the respective taxable periods (whichever is later in time), and to abide by all record retention agreements entered into with any taxing authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Acquired Company or Seller, as the case may be, shall allow the other Party to take possession of such books and records. For the avoidance of doubt, Buyer shall have no right to inspect or review any Seller’s Group Tax Return.

20.	Announcements and confidentiality restrictions

20.1	The Parties shall co-operate regarding news releases, information to employees, customers and suppliers and other public information disclosures relating to the transactions contemplated by the Agreement. No Party will make any such release or make any such other public disclosure without the prior written consent of the other Party except as either of the Parties may be required to disclose under law or regulation or any binding stock exchange rules; in such case the Party required to disclose shall to the extent practically possible inform and consult with the other Party prior to any such disclosure.

20.2	Without limiting the extent of Clause 18.5, none of the Parties may for a period of 5 years after the date of the Agreement disclose to any third party the content of the Agreement or any details of the negotiations that took place between the Parties with respect to the transactions contemplated by the Agreement, except if, and to the extent that, (i) such disclosure is required by law or any binding stock exchange rules, (ii) such disclosure is required in connection with necessary and confidential contacts with competent authorities, or (iii) such disclosure is required in connection with arbitration proceedings dealing with the Parties’ obligations under the Agreement, (iv) the information is or becomes publicly available (other than through a breach of this Agreement), or (v) the information is independently developed after Closing.

21.	Miscellaneous

21.1	Each Party shall pay the costs and expenses incurred by it in connection with the negotiation, preparation and execution of the Agreement and the consummation of the transactions contemplated by it. For the avoidance of doubt, no costs and expenses of any kind relating to the above will be borne by any Acquired Company.

21.2	Changes and additions to the Agreement, including to this Clause 21.2, must be in writing and duly executed by the Parties in order to be valid.

21.3	If any provision of the Agreement is held to be invalid or unenforceable by any competent court, authority or arbitral tribunal, the remainder of that provision and all other provisions will remain valid and enforceable to the fullest extent permitted by applicable laws, and the Parties shall negotiate and conclude any necessary changes to the Agreement to maintain the framework, structure and operation of the transactions contemplated by the Agreement as far as possible.

21.4	The Agreement contains the entire agreement between the Parties with respect to the subject matter of the Agreement, and supersedes all previous and contemporaneous negotiations and understandings between the Parties, whether written or oral.

21.5	A Party’s waiver (Sw. eftergift) of any of its rights or remedies under the Agreement must be in writing and duly executed by it. No single or partial waiver of any such right or remedy shall preclude any other or further exercise of that or any other such right or remedy.

21.6	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(a)	in writing;

(b)	in English;

(c)	delivered by hand, fax, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognized courier company, or email to the address fax number, or email address of the recipient set forth below (or to such other address or fax number of the recipient notified to the sender by the recipient for the purpose of the Agreement):

If to Seller and/or Altor to:

Altor Fund II GP Limited

Attention: Emily Sturgess

11-15 Seaton Place

St Helier

Jersey JE4 OQH

Channel Islands

Fax: +44 1534 833 033

Email: info@altor.je

with a copy to Seller’s counsel:

White & Case Advokat AB

Attention: Ulf Johansson

Biblioteksgatan 12, Box 5573

SE-114 85 Stockholm, Sweden

Fax: +46 8 611 21 22

Email: ulf.johansson@whitecase.com

If to Buyers to:

Ampco-Pittsburgh Corporation

Attention: Masha Trainor, Vice President, General Counsel and Secretary

726 Bell Avenue, Suite 301

P.O. Box 457

Carnegie, PA 15106

USA

Email: mtrainor@ampcopgh.com

with a copy to Buyers’ counsel:

Setterwalls Advokatbyrå AB

Attention: Anders Söderlind

Sturegatan 10, Box 1050

SE-101 39 Stockholm, Sweden

Fax: +46 8 598 890 90

Email: anders.soderlind@setterwalls.se

K&L Gates LLP

Attention: David A. Edgar

K&L Gates Center, 210 Sixth Avenue

Pittsburgh, Pennsylvania 15222-2613

USA

Fax: +1 412 355 6501

Email: david.edgar@klgates.com

A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	9.00 am on the second Business Day after posting or at the time recorded by the delivery service;

(b)	at the time of delivery, if delivered by hand or courier;

(c)	at the time of receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the fax has been transmitted to the addressee, if delivered by fax; or

(d)	at the time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

21.7	Except as otherwise expressly provided for in this Agreement neither Party may assign, grant any security interest over or otherwise transfer any of its rights or obligations under this Agreement, save (i) a Buyer may charge and/or assign the benefit of this Agreement to any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by Buyers of the acquisition of the Transferred Shares and (ii) Seller may assign the benefit of this Agreement to an Affiliate of Seller or Altor.

21.8	The Agreement may be executed via fax or PDF-copies in any number of counterparts, any of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

22.	Disputes and governing law

22.1

Except as otherwise stated in this Agreement, any dispute, controversy or claim arising out of, or in connection with, the Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration

Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC Institute”). The arbitral tribunal shall be composed of three arbitrators. The Buyers shall appoint one arbitrator, the Seller and Altor shall appoint one arbitrator and the third arbitrator shall be appointed jointly by the other two arbitrators or, should they not agree on such appointment, by the Chairman of the Stockholm Chamber of Commerce. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

22.2	All arbitral proceedings conducted pursuant to Clause 22.1, all information disclosed and all documents submitted or issued by or on behalf of any of the disputing Parties or the arbitrators in any such proceedings as well as all decisions and awards made or declared in the course of any such proceedings shall be kept strictly confidential and may not be used for any other purpose than these proceedings nor be disclosed to any third party without the prior written consent of the Party to which the information relates or, as regards to a decision or award, the prior written consent of all the other disputing Parties.

22.3	The Agreement (including Clause 22.1) shall be governed by and construed in accordance with the laws of Sweden, excluding its conflict of laws principles providing for the application of the laws of any other jurisdiction.

23.	Seller’s Representative

23.1	Seller constitutes and appoints the Seller’s Representative as its true and lawful attorney-in-fact to act for and on behalf of Seller in all matters relating to or arising out of this Agreement, including specifically, but without limitation:

(a)	to act for Seller with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of Seller and to transact matters of arbitration;

(b)	to negotiate, execute and deliver all waivers under and amendments to this Agreement and any other ancillary documents that the Seller’s Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement; and

(c)	to issue and receive notices, receive funds, make payments of funds and give receipt for funds.

23.2

Seller agrees to be fully bound by the acts, decisions and agreements of the Seller’s Representative taken and done pursuant to the authority granted herein, and Seller hereby confirms all that the Seller’s Representative shall do or cause to be done by virtue of its appointment hereunder. Seller hereby agrees to indemnify and to save and hold harmless the Seller’s Representative from any Losses incurred by the Seller’s Representative based on or arising out of any act of the Seller’s Representative pursuant to the authority granted herein, other than acts of the Seller’s Representative that constitute gross negligence or wilful misconduct in the exercise by the Seller’s Representative of the authority herein granted. The appointment of the Seller’s Representative shall be irrevocable, and Buyers and any other Person may conclusively and absolutely rely:

(a)	on the Seller’s Representative being the authorized representative of Seller for all matters related to or arising in connection with this Agreement and the transactions contemplated thereby, including, for the avoidance of doubt, that notices delivered to the Seller’s Representative shall be deemed to be received by Seller; and

(b)	without inquiry, upon any action or decision of the Seller’s Representative in all matters referred to herein.

[(Signature page follows)]

The Agreement has been executed in four copies, of which each Party has taken one.

Place: Stockholm, Sweden

Date: December 2, 2015

ÅKERS HOLDING AB

By:	/s/ Ulf Johansson
Authorized Person and Attorney-in-Fact for Åkers Holding AB

Place: Stockholm, Sweden

Date: December 2, 2015

ALTOR FUND II GP LIMITED as general partner of Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership, Altor Fund II (No. 3) Limited Partnership and as investment manager to Altor Fund II (No. 4) Limited

By:	/s/ Ulf Johansson
Authorized Person and Attorney-in-Fact for Altor Fund II GP Limited

Place: Pittsburgh, Pennsylvania, USA

Date: December 2, 2015

AMPCO-PITTSBURGH CORPORATION

By:	/s/ John S. Stanik
John S. Stanik, Chief Executive Officer

Place: Pittsburgh, Pennsylvania, USA

Date: December 2, 2015

AMPCO UES SUB, INC.

By:	/s/ John S. Stanik
John S. Stanik, Chairman and President

GUARANTEE

In consideration of Buyers entering into this Agreement, Altor irrevocably and unconditionally and jointly and severally guarantees as for its own obligations and debt (Sw. proprieborgen) to Buyers the due and punctual performance of all present and future obligations of Seller under this Agreement (as amended from time to time) and undertakes towards Buyers that whenever Seller does not pay any amount or satisfy any other obligation when due under or in connection with this Agreement, Altor shall immediately on demand pay that amount or satisfy (or procure satisfaction of) that other obligation as if Altor was the principal obligor, provided that any and all limitations of liability available to Seller under this Agreement, including, without limitation, under Clause 13, shall apply equally to Altor as if it was Seller.

Place: Stockholm, Sweden

Date: December 2, 2015

ALTOR FUND II GP LIMITED as general partner of Altor Fund II (No. 1) Limited Partnership, Altor Fund II (No. 2) Limited Partnership, Altor Fund II (No. 3) Limited Partnership and as investment manager to Altor Fund II (No. 4) Limited

By:	/s/ Ulf Johansson
Authorized Person and Attorney-in-Fact for Altor Fund II GP Limited